Exhibit 10.7

RESTATED

CENTURY 21

INTERNATIONAL SUBFRANCHISE AGREEMENT

FOR THE

PEOPLE’S REPUBLIC OF CHINA

March 22, 2000

i

	N. Covenant Not To Compete	19
	O. Compliance With Laws	19
	P. Interference With Franchise Relationships	19
	Q. Indemnification and Minimum Insurance Coverage	19
	R. Notification Of Infringements	20
	S. Rights and Obligations Regarding Infringements	20
	T. CENTURY 21 System Materials	21
	U. Approved Supplier Program	22
	V. General Representations and Warranties of Subfranchisor	22
	W. Timely Delivery of Business Information to GLOBAL	23

6.	OBLIGATIONS, REPRESENTATIONS AND WARRANTIES OF GLOBAL	24
	A. Delivery Of CENTURY 21 Materials and Information	24
	B. Assistance By GLOBAL	24
	C. Referral Network	25
	D. Exclusive Right to Sublicense	25
	E. GLOBAL’S Good Faith Cooperation	25
	F. Permit To Grant Subfranchise	25
	G. GLOBAL’S Compliance With Laws	25
	H. General Representations and Warranties of GLOBAL	25

7.	RELATIONSHIP OF THE PARTIES	26

8.	ADVERTISING AND PUBLIC RELATIONS	26
	A. Separate CNMAF Bank Account	27
	B. Use Of CNMAF	27
	C. CNMAF Accounting	27
	D. CNMAF Taxes	28
	E. Transfer Of CNMAF On Termination	28
	F. CNMAF Treated As Trust Account	28
	G. Records Of CNMAF Contributions	28

9.	CONFERENCES	28

10.	ASSIGNMENT	28
	A. Consent of GLOBAL	28
	B. Conditions On Consent	29

11.	RIGHT OF FIRST REFUSAL	30

12.	OPTION TO PURCHASE [INTENTIONALLY OMITTED]	31

13.	BREACH OF THIS AGREEMENT	31
	A. Election To Terminate By GLOBAL	31
	B. Election To Terminate By Subfranchisor	31
	C. Specific Matters Constituting Breach By Subfranchisor	31

14.	PROCEDURES AFTER TERMINATION	32
	A. For Any Reason	32
	B. On Expiration Or For Breach By Subfranchisor	32
	C. For Breach By Subfranchisor	33

15.	TRADE SECRETS AND COMPETITION	33

16.	INSPECTION OF BOOKS AND RECORDS	34

17.	DEFINITION OF STANDARDS	34
	A. The CENTURY 21 Standards	34
	B. Territorial Conditions	34
	C. Adaptations To Territorial Conditions	35

18.	CONTINGENCIES	35
	A. Permit To Franchise In The Territory	35
	B. Permit To Subfranchise In The Territory	35

19.	TAXES	35

20.	STAMP DUTY	36

21.	CONSTRUCTION	36
	A. Governing Law	36
	B. Severability	36
	C. Survival	36
	D. Monetary Medium Of Exchange	36
	E. Waiver	36
	F. Amendment	37
	G. Counterparts	37

22.	MISCELLANEOUS	37
	A. Notices	37
	B. Successors and Assigns	37
	C. Event of War	38
	D. Force Majeure	38
	E. U.S. Government Regulations	39
	F. Insolvency of Subfranchisor	39

	G. Informal Dispute Resolution	39
	H. Arbitration	40
	I. Attorneys’ Fees	40
	J. Integration	41
	K. Arms-length Transaction	41
	L. Consent by GLOBAL	42
	M. Further Assurances	42
	N. Confidentiality	42

EXHIBITS

1.	Guarantee and Indemnification	2
2.	Registered Trademarks	3
3.	Promissory Note	3
3A.	Specimen Form of Irrevocable Letter of Credit	3
4.	Registered User Agreement	6
5.	Minimum Service Fee	11
6.	List of Shareholders	15
7.	CENTURY 21 International Subfranchise Agreement	15
8.	CENTURY 21 Real Estate Franchise Agreement	15

APPENDICES

I.	Regional Policy and Procedure Manual	16
II.	CENTURY 21 Materials	24

China Subfranchise	3-16-00

RESTATED CENTURY 21® SUBFRANCHISE AGREEMENT

This Agreement is made as of the 22nd day of March, 2000, by and between Cendant Global Services B.V., a private company with limited liability, organized under the laws of The Netherlands, with its corporate seat in Amsterdam, The Netherlands, and having its principal place of business at Officia I, De Boelelaan 7, 1083 H.J. Amsterdam, The Netherlands (“GLOBAL” or “Franchisor”) and IFM Company Ltd., a private company with limited liability, organized under the laws of the Cayman Islands, having its principal place of business at 305/333 Sylvan Avenue, Englewood Cliffs, New Jersey U.S.A. 07632 (“Subfranchisor”).

RECITALS

A. The parties intend by this Agreement to supercede, replace and restate the Century 21 Shanghai Subfranchise Agreement of March 31, 1998 between HFS Global Services B.V., predecessor of GLOBAL, and CTC Shanghai, Ltd., predecessor of Subfranchisor pursuant to a series of assignments.

B. Century 21 Real Estate Corporation (“CENTURY 21”) has developed a plan for the establishment, development and operation of real estate brokerage offices, and has devised proprietary policies, procedures and sales and management techniques designed to enable such offices to compete with larger real estate brokerage chains.

C. In order to advertise its trade name and trademarks and facilitate the merchandising techniques utilized thereunder, CENTURY 21 has designed and developed standardized signs, making use of a logo type insignia, business cards, stationery, business forms, office procedure manuals, centralized advertising programs, sales training programs and management and control systems for franchised real estate brokerage offices.

D. CENTURY 21 has developed a standard franchise agreement, sales tools and brochures, along with real estate products, programs and services, and a plan for the sublicense of franchises to real estate brokers (which proprietary plan, policies, procedures, merchandising techniques, manuals, forms, advertising and marketing programs, together with certain “CENTURY 21” marks, are hereinafter collectively referred to as the “CENTURY 21 System”). CENTURY 21 is the registered proprietor of all right, title and interest in the “CENTURY 21 Marks” (as defined in Subparagraph 1A of this Agreement) and the intellectual property rights associated with all aspects and elements of the CENTURY 21 System.

E. CENTURY 21 has granted a license to Cendant Global Services, Inc. an Arizona corporation with its principal place of business in Phoenix, Arizona (“GSI”), which is a wholly-owned subsidiary of Cendant Corporation, and CENTURY 21 has authorized GSI to permit its wholly-owned subsidiary, GLOBAL, to further sublicense the right to use the CENTURY 21 Marks and CENTURY 21 System to grant international subfranchising and other rights and services and obligations associated therewith, which GSI has done and which license GLOBAL has accepted.

F. Subfranchisor desires to obtain from GLOBAL a license granting the right to use said plans, manuals, systems and forms, and the exclusive right to itself sublicense and/or to sublicense other independent (“unrelated”) and qualified parties in which neither Subfranchisor nor any of its subsidiaries or affiliates holds more than a thirty percent (30%) ownership interest (“Territorial Subfranchisors”) to sublicense, franchises of the type granted by CENTURY 21 to reputable real estate brokers (“Franchisees”) in the territory described in Paragraph 2 hereof (the “Territory”). GLOBAL presently believes that said “CENTURY 21 System” is applicable to the real estate market within the Territory after appropriate allowance is made for local differences in language and commercial practice.

G. Mr. Donald Zhang, hereinafter referred to as “Guarantor”, has requested GLOBAL to grant to Subfranchisor the subfranchise provided for herein and to execute this Agreement. In consideration of GLOBAL’s compliance with that request, Guarantor has agreed to guarantee to GLOBAL the performance of all the obligations of Subfranchisor under this Agreement upon the terms and conditions set out in the Guarantee and Indemnification, which is attached hereto as Exhibit 1 and incorporated herein by reference (the “Guarantee and Indemnification”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the delivery, receipt and sufficiency of which are hereby acknowledged; and further, in accordance with and pursuant to all terms, conditions, covenants, agreements, representations and warranties contained herein, the parties hereby mutually agree as follows:

1. GRANT OF LICENSE TO SUBFRANCHISOR.

A. Initial Franchise Fee and License. For and in consideration of the execution of this Agreement and the payment of an initial franchise fee of Three Million U.S. Dollars (U.S.$3,000,000) by Subfranchisor to GLOBAL, which initial franchise fee shall be non-refundable and deemed fully earned by GLOBAL upon execution of this Agreement, GLOBAL grants to Subfranchisor the exclusive right to sublicense the CENTURY 21 marks as defined below, and the CENTURY 21 System to Franchisees in the Territory, and/or to Territorial Subfranchisors in one or more of the provinces, municipalities or geographic areas (“Geographic Areas”) comprising the Territory, on the terms and conditions set forth herein. Franchisees and Territorial Subfranchisors shall be required to be real estate brokers. As used in this Agreement, the term “real estate brokers” shall mean: - individuals licensed to act as real estate brokers; and individuals trained and/or experienced in the sale of real estate who are not licensed real estate brokers; and business entities which employ at least one individual trained and/or experienced in the sale of real estate who is not a licensed real estate broker, or Franchisees who are not licensed real estate brokers; provided, however, that such individuals, entities and Franchisees become licensed as soon as required under the applicable laws in the Territory providing for the licensing of real estate brokers. For purposes of this Agreement, “CENTURY 21 Marks” or “Marks” means the trade names, trademarks and service marks, whether in English or Chinese or any other language, including the name “CENTURY 21”, which have been registered in the Peoples Republic of China (“PRC” or “Territory”), or for which registration has been applied in the PRC, together with the other slogans, logos or other indicia of the CENTURY 21 System (“U.S. Registrations”) which have not been registered in the Territory, to the extent such U.S. Registrations do not infringe the rights of third parties in the Territory, all as set forth in Exhibit 2, attached hereto and incorporated herein by reference, as may be amended from time to time by GLOBAL. Subfranchisor shall pay the initial franchise fee in the amount of Three Million U.S. Dollars (U.S.$3,000,000) as follows:

(i) Five Hundred Thousand U.S. Dollars (U.S. $500,000) upon execution of this Agreement; plus

(ii) Two Million Five Hundred Thousand U.S. Dollars (U.S. $2,500,000) payable in the amount of One Million Five Hundred Thousand U.S. Dollars (U.S. $1,500,000) on or before September 30, 2000 plus One Million U.S. Dollars (U.S. $1,000,000) on or before September 30, 2001.

(iii) Such payments shall be evidenced by, and be on the terms and conditions set forth in the promissory note from Subfranchisor in favor of GLOBAL, attached hereto as Exhibit 3 and incorporated herein by reference.

(a) Such promissory note may, at Subfranchisor’s option, be paid on or before the respective due dates by delivery of cash or a confirmed, irrevocable Letter of Credit in the amount of One Million Five Hundred Thousand U.S. Dollars (U.S. $1,500,000) and/or One Million U.S. Dollars (U.S. $1,000,000), as the case may be, in a form and from a U.S. bank or other financial institution reasonably acceptable to GLOBAL. A specimen form of Letter of Credit approved by GLOBAL is attached hereto as Exhibit 3A and incorporated herein by reference.

(b) Subfranchisor shall deliver the executed promissory note to GLOBAL on or before the date of execution or effective date of this Agreement, whichever is earlier.

(c) In the event Subfranchisor elects to pay/redeem its promissory note obligations by way of irrevocable Letter of Credit, as contemplated under Subparagraph 1A (iii) (a) above, such Letter of Credit shall be delivered on or before the due date of the promissory note payment(s) in the same manner as a cash payment would be due. If Subfranchisor complies with such Letter of Credit delivery obligation on or before the due date, the promissory note due date(s) with respect to which the payment was due, will be automatically extended, without interest, for one (1) year, on which date full payment in cash will be required, without compromise or exception.

B. Ownership and Use of CENTURY 21 System and Marks.

(i) GLOBAL is not aware and has no knowledge or reason to believe that there exist any marks which would constitute a conflict or infringement either of or by the Marks registered by GLOBAL in the Territory. Nonetheless, GLOBAL cannot guarantee that there is not a business operating somewhere in the Territory using the name CENTURY 21 or the CENTURY 21 Marks or a substantially similar name or marks, which business may have the right to continue such use. GLOBAL strongly recommends that Subfranchisor initiate trademark searches of the applicable public and other records as regards the Marks registered in the Territory, prior to commencing business in the Territory. Upon delivery to GLOBAL of an English-version copy of the results of any such trademark searches, along with proper documentation of the costs associated therewith, GLOBAL will reimburse to Subfranchisor an amount not to exceed Five Hundred U.S. Dollars (U.S. $500.00) for the total cost of such searches. In the event Subfranchisor shall be legally enjoined or restrained from operating under the mark, name and style of “CENTURY 21” in a Geographic Area of the Territory, as the result of any final order entered by a court of competent jurisdiction:

(a) GLOBAL may, if it so decides in its sole discretion and at its sole expense, undertake to resolve any such conflict or infringement situation in any affected Geographic Area by negotiation of a co-existence agreement or such other settlement to which GLOBAL is agreeable.

(b) Notwithstanding any actions taken by GLOBAL to resolve any such conflict, until such time as GLOBAL has delivered to Subfranchisor reasonably acceptable written evidence of a reasonably satisfactory co-existence arrangement or other settlement of the conflict, Subfranchisor may, at its sole option, as its sole and exclusive remedy against GLOBAL under this Subparagraph 1B(i), terminate this Agreement as to any such Geographic Area so affected, and receive a prorata refund of the total initial franchise fee of Four Million Five Hundred Thousand U.S. Dollars (U.S. $4,500,000) (“Total Initial Franchise Fee”) for the entire Territory, as expanded, in an amount equal to such Total Initial Franchise Fee multiplied by the product of the following two fractions: (1) the fraction of which the numerator is the population of the affected Geographic Area as stated in the then current edition of the Rand McNally World Atlas (the “Atlas”), and the denominator is the total population of the entire Territory as stated in the Atlas; and (2) the fraction of which the numerator is the difference between 300 and the number of full or partial months during which the CENTURY 21 Marks were used by Subfranchisor in its operations in the affected Geographic Area prior to (or after) being enjoined, and the denominator is 300.

(c) If Subfranchisor elects to terminate this Agreement as to an affected Geographic Area or Areas pursuant to the terms of this Subparagraph 1B, then the requirements of Subparagraphs 14B and 14C, obligating Subfranchisor to assign all CENTURY 21 Real Estate Franchise Agreements and/or Territorial Subfranchise Agreements to GLOBAL and to pay liquidated damages shall not be applicable, and Subfranchisor shall be free to continue dealing with its Territorial Subfranchisors and Franchisees in the Territory; provided, however, that Subfranchisor and all of its Territorial Subfranchisors and Franchisees in the affected Geographic Area(s) shall immediately cease use of the CENTURY 21 Marks and System and otherwise comply with all of the provisions of Subparagraph 14A.

(ii) Nothing herein contained shall be deemed to assure that the U.S. Registrations will be available for use in the Territory. Subfranchisor acknowledges and agrees that any and all such marks, slogans and other indicia of the CENTURY 21 System may be used by Subfranchisor at its sole risk and expense. Should Subfranchisor desire to register any such U.S. Registrations in the Territory (in addition to those CENTURY 21 Marks already registered in the Territory), Subfranchisor shall so notify GLOBAL; provided, however, that all such U.S. Registrations shall be registered in the Territory in the name of GLOBAL (or CENTURY 21), at the direction and under the supervision of GLOBAL and its attorneys, and at the sole expense of Subfranchisor. GLOBAL may require that Subfranchisor deposit with GLOBAL in advance an amount equal to the estimated cost of any such registrations. Subfranchisor shall indemnify and hold harmless GLOBAL and CENTURY 21 from and against any and all claims, actions, proceedings, damages and losses arising out of or in connection with the registration and/or use or sublicense of the U.S. Registrations in the Territory.

(iii) Except as expressly authorized herein, nothing herein contained shall be construed as authorizing or permitting Subfranchisor to use and/or sublicense the CENTURY 21 System and/or the CENTURY 21 Marks outside the Territory or for any purpose other than:

(a) the sublicense to Territorial Subfranchisors upon substantially the same terms as CENTURY 21 subfranchises are then being sublicensed by CENTURY 21 to international subfranchisors, subject to the prior approval by GLOBAL of material variations to the CENTURY 21 International Subfranchise Agreement (as described in Subparagraph 5B of this Agreement); or

(b) the sublicense of franchises to reputable real estate brokers upon substantially the same terms as such franchises are sublicensed by CENTURY 21 in the United States of America (“United States”, “U.S.A.” or “U.S.”), with due allowances for the differences in commercial practice, law, language, and custom within the Territory, in accordance with the terms of this Agreement, and for the purpose of servicing those franchises.

(iv) It is expressly agreed that the ownership of all right, title and interest in and to said CENTURY 21 System and CENTURY 21 Marks is and shall remain vested solely in GLOBAL (and/or CENTURY 21), and all usage thereof by Subfranchisor and the Territorial Subfranchisors and its or their Franchisees, and any goodwill established thereby, shall inure to the exclusive benefit of GLOBAL (and/or CENTURY 21) (other than relative to the specific license rights and benefits to which Subfranchisor is entitled pursuant to the express provisions of this Agreement). Subfranchisor acknowledges that neither Subfranchisor nor the Territorial Subfranchisors nor the Franchisees have any, nor will they acquire any, proprietary interest whatsoever in the CENTURY 21 Marks, and that the rights of Subfranchisor, Territorial Subfranchisors and the Franchisees to use the CENTURY 21 Marks are derived solely from this Agreement and are limited to the exercise of the rights granted pursuant to and in compliance with this Agreement. Subfranchisor acknowledges that upon expiration or termination of this Agreement, no monetary value shall be attributable to any goodwill associated with the use of the CENTURY 21 Marks by Subfranchisor, Territorial Subfranchisors or the Franchisees.

(v) Subfranchisor hereby agrees to use and to use its best efforts to cause each of its Territorial Subfranchisors and its or their Franchisees to use, each of the CENTURY 21 Marks in full compliance with the rules prescribed from time to time by GLOBAL. All rules promulgated by GLOBAL concerning use of the CENTURY 21 Marks, shall be uniformly applied to all CENTURY 21 international subfranchisors, shall be introduced only after reasonable notice to such subfranchisors and may not adversely affect the operations of the business of the CENTURY 21 international subfranchisors. Subfranchisor will take all commercially reasonable steps to, and shall use its best efforts to cause its Territorial Subfranchisors and its or their Franchisees to, preserve the goodwill and prestige of the CENTURY 21 Marks and shall execute and shall cause the Territorial Subfranchisors and its or their Franchisees to execute any and all instruments and documents, including but not limited to, a trademark and service mark license agreement or Registered User Agreement, a specimen form of which is attached hereto as Exhibit 4 and incorporated herein by reference, which in the opinion of GLOBAL’s counsel are necessary or advisable to protect and maintain the CENTURY 21 Marks. Subfranchisor shall, if reasonably deemed necessary by GLOBAL’s counsel, at Subfranchisor’s sole expense, enter into trademark and service mark license agreements contemporaneously with each franchise granted pursuant to this Agreement, and file said trademark and service mark license agreements with appropriate governmental authorities within the Territory. If and to the extent that GLOBAL determines that sublicensing of the CENTURY 21 Marks presents risks of diminution or loss of rights to the CENTURY 21 Marks under the legal requirements in effect in the Territory, GLOBAL shall have the right to enter into a direct trademark license agreement with each Franchisee or, pursuant to a power of attorney in form and substance acceptable to GLOBAL, authorize Subfranchisor or the Territorial Subfranchisors to enter into such agreement on GLOBAL’s behalf. In such event, Subfranchisor or the Territorial Subfranchisors shall amend the CENTURY 21 Real Estate Franchise Agreements that it enters into with Franchisees accordingly to incorporate any such trademark license agreement and to provide for cross-default provisions in both agreements.

(vi) The materials and information now and hereafter provided or revealed to Subfranchisor under and/or pursuant to this Agreement are revealed in confidence, and Subfranchisor agrees that upon the expiration, termination or assignment of this Subfranchise Agreement for any reason, all manuals, bulletins, instruction sheets, forms, marks, designs and other materials furnished to or created by Subfranchisor under and/or pursuant to this Agreement which are then in Subfranchisor’s possession, shall be turned over to GLOBAL for its use and/or distribution and/or destruction or turned over to the assignee designated by GLOBAL, and Subfranchisor shall immediately cease using the CENTURY 21 System and Marks.

C. Changes By GLOBAL. It is understood that CENTURY 21 is constantly working to improve upon the CENTURY 21 System. GLOBAL reserves the right to make changes from time to time in the CENTURY 21 System and CENTURY 21 Marks to be used by Subfranchisor and Territorial Subfranchisors and its or their Franchisees. Subfranchisor acknowledges that any such changes may be necessary in order to: preserve and enhance the image of the CENTURY 21 System; accommodate changing customer demands; and assure the continuing efficiency of the Franchisees generally. Such changes may include, without limitation: the adoption and use of new or modified CENTURY 21 Marks; new products and services; and new or modified techniques, programs, publications and tools relating to the sale, promotion and marketing of such services and products relative to the real estate brokerage industry and “Collateral Businesses” (as defined in Subparagraph 4 E). Such changes are contemplated by the parties as part of the CENTURY 21 System. Subfranchisor, at its sole cost, agrees to accept, adopt, implement, use and display all such changes within a reasonable time, in no event to exceed six (6) months after receipt of notice of each such change from GLOBAL, provided, however, that such changes are implemented uniformly throughout the CENTURY 21 International Franchise System.

D. Approval of Advertising Materials. GLOBAL reserves the right to approve in advance the form, content and general appearance of any literature, franchise agreements, signs or other materials or things on which a CENTURY 21 name or mark is used, and Subfranchisor agrees not to use such names or marks without first obtaining said approval in writing from an authorized officer or employee of GLOBAL. Upon GLOBAL’s request, Subfranchisor agrees to submit to GLOBAL for its approval, true and accurate English-language translations of the modified portions of all such literature, franchise agreements (as modified by Subfranchisor or the Territorial Subfranchisors), signs and other materials. GLOBAL agrees not to withhold or delay its consent unreasonably, and in granting or withholding consent will take into consideration the commercial practices, laws and customs within the Territory. Any use of the CENTURY 21 Marks by Subfranchisor or the Territorial Subfranchisors or its or their Franchisees shall inure to the benefit of GLOBAL (and/or CENTURY 21) (other than relative to the specific license rights and benefits to which Subfranchisor is entitled pursuant to the express provisions of this Agreement). All advertising, public relations and promotions by Subfranchisor shall be completely factual and shall conform to the highest legal and ethical standards and to the policies prescribed from time to time by GLOBAL. Except with respect to liability which arises solely from the misdeeds or malfeasance of employees or agents of GLOBAL, GLOBAL shall not be obligated to defend or hold harmless Subfranchisor or the Territorial Subfranchisors against any suit, action, claim, demand or damage based on unfair or misleading trade practice resulting from the exercise or use of any right or privilege granted to Subfranchisor by this Agreement.

E. System of Approved Suppliers. It is anticipated that due to differences between the laws, languages and business practices in the United States and the Territory, it will be necessary for Subfranchisor to have its supplies and printed materials produced locally. Subfranchisor agrees to arrange for its own suppliers in the Territory and agrees to bear all expenses of adapting CENTURY 21 materials for use (including such translations as are necessary or appropriate) in the Territory. All changes to CENTURY 21 materials, as well as newly developed or translated materials, shall require the prior written approval of GLOBAL, which shall not be withheld or delayed unreasonably.

2. TERRITORY. The exclusive Territory licensed to Subfranchisor hereunder shall consist of the Peoples Republic of China, excluding Hong Kong, Macao and Taiwan, as constituted on the date of this Agreement. The exclusive Territory shall not include any province, city, possession, territory, colony, protectorate, exterior department, trust or related geographic area of the aforesaid country located outside the boundaries of the Territory.

3. TERM.

A. Initial Term. The license and subfranchise hereby granted shall be for a term of twenty-five (25) years from the date hereof, unless sooner terminated as hereinafter provided.

B. Perpetual Term. Subfranchisor shall have the right and option at any time prior to March 31, 2003 to renew the term of this Agreement in perpetuity without payment of the renewal fee under Subparagraph 3C (ii) of this Agreement, subject to all of the following:

(i) Subfranchisor shall deliver to GLOBAL written notice of its election to so extend prior to March 31, 2003; and

(ii) Subfranchisor shall pay to GLOBAL at the time of delivery of such notice, the perpetual term option price of One Million Three Hundred Fifty Thousand U.S. Dollars (U.S. $1,350,000).

C. Renewal. Upon the expiration of the initial term of this Agreement or the term of any subsequent renewal of this Agreement, Subfranchisor shall have the option to renew this Agreement for an additional twenty-five (25) year term, subject to all of the following:

(i) Subfranchisor shall deliver to GLOBAL written notice of Subfranchisor’s intent to renew not more than 240 days and not less than 90 days prior to the expiration date of the term under which Subfranchisor is then-operating; and

(ii) Unless Subfranchisor has perfected its perpetuity rights under Subparagraph 3B of this Agreement, Subfranchisor shall pay a renewal fee to GLOBAL at the time Subfranchisor delivers its notice of intent to renew, in an amount equal to Four Million Five Hundred Thousand U.S. Dollars (U.S. $4,500,000), adjusted for inflation (or deflation, as the case may be) from the date of execution of this Agreement (or subsequent renewal date, as the case may be) by increasing (or decreasing in the event of deflation) such renewal fee each year in proportion to the increase in the U.S. Department of Labor Consumer Price Index (United States City Average 1982-1984=100) between the date of execution of this Agreement and the last day of the year prior to expiration. In the event that said Index is not available for a given year, GLOBAL shall designate a comparable means for determining the appropriate adjustment; and,

(iii) At the time Subfranchisor delivers notice of its intent to renew, Subfranchisor shall not be in material default of any of the provisions of this Agreement. Subfranchisor shall not be deemed in material default of any provision hereunder if Subfranchisor is diligently pursuing a remedy of such breach, and such breach is one that can be remedied by the actions of Subfranchisor.

D. Continuation After Expiration. If Subfranchisor continues to operate after the end of any term hereof without exercising an option to renew, Subfranchisor shall be deemed to be operating on a month-to-month basis under the terms of this Agreement. However, in such event, the Agreement may be terminated at any time, by either party upon sixty (60) days written notice to the other.

4. SERVICE FEE.

A. Initial Franchise Fee Royalty and Continuing Service Fee. For the license and subfranchise hereby granted, in addition to the initial franchise fee set forth in Paragraph 1, Subfranchisor agrees to pay to GLOBAL: a royalty in an amount equal to fifteen percent (15%) of initial franchise fees received from Territorial Subfranchisors; and a quarterly service fee equal to sixteen and six-tenths percent (16.6%) of Subfranchisor’s “total gross receipts” (as defined herein) from the Franchisees, if any; and thirty percent (30%) of Subfranchisor’s “total gross receipts” from the Territorial Subfranchisors, if any. Notwithstanding the foregoing, if Subfranchisor is successful in selling and developing a system of bona fide operating CENTURY 21 franchised offices in the Territory (both the direct Franchisees of Subfranchisor, if any, and the Franchisees of the Territorial Subfranchisors) in excess of 150 offices on or before June 30, 2001, then and in such event, the quarterly service fees thereafter payable to GLOBAL (commencing with the month after such threshold is achieved) shall be reduced from 16.6% to twelve percent (12%) of Subfranchisor’s “total gross receipts from the Franchisees. If Subfranchisor fails to meet this threshold on or before June 30, 2001, the continuing quarterly service fee shall continue for the balance of the term of this Agreement (and any renewal thereof) at 16.6% of Subfranchisor’s “total gross receipts” from the Franchisees. For purposes of calculating the quarterly service fee, the term “total gross receipts” shall be defined as revenue received by Subfranchisor from the following sources:

(i) gross revenue from all Franchisees in the Territory including, but not necessarily limited to, service fees, initial franchise fees and fees from the transfer, renewal or extension, or termination (including liquidated damages) of franchise agreements; and

(ii) gross revenue from all Territorial Subfranchisors, specifically excluding initial franchise fees paid by the Territorial Subfranchisors, but including, and not necessarily limited to, service fees and fees from the transfer, renewal or extension, or termination (including liquidated damages) of territorial subfranchise agreements; and

(iii) gross revenue from any other business or commercial activity in which the CENTURY 21 Marks are used, except to the extent such revenues have already been subject to service fees payable to GLOBAL in accordance with another agreement between GLOBAL and Subfranchisor; and provided, however, that nothing contained herein shall be construed to permit Subfranchisor or Territorial Subfranchisors or Franchisees to use the CENTURY 21 Marks or any derivation thereof, in a manner not expressly authorized by this Agreement; and

(iv) gross revenue from “Collateral Business(es)” (as hereafter defined) established by Subfranchisor particularly for the sale of goods or services to or through its Franchisees; provided however, that nothing contained herein shall be construed to permit Subfranchisor to use the CENTURY 21 Marks or any derivation thereof, in any Collateral Business, without the prior written consent of GLOBAL.

B. Exclusions From Service Fees. The term “total gross receipts” shall not be construed to include:

(i) Franchisees’ contributions to the “National Marketing and Advertising Fund” (as defined in Paragraph 8 of this Agreement); or

(ii) the proceeds of any sale by Subfranchisor or Territorial Subfranchisors of real estate held by it or them for investment or rental income derived therefrom prior to sale of such investment real estate. The expression “real estate held by it for investment” shall include real estate acquired by Subfranchisor or Territorial Subfranchisors for development (including subdivision) and/or immediate or medium term resale. In any event, if Subfranchisor or Territorial Subfranchisors utilize the CENTURY 21 Marks in connection with the brokerage or sale of the real estate, then all income derived from said brokerage activities shall be subject to the quarterly service fee as set forth in this Paragraph 4.

C. Minimum Annual Continuing Service Fee.

(i) Subfranchisor agrees to pay to GLOBAL for each one year period of the Agreement commencing on the first day of the eighth month following the effective date of this Agreement, for each one year period during the term of this Agreement (the “Minimum Service Fee Year”), the minimum continuing service fee set forth in Exhibit 5 attached hereto and incorporated herein by reference (“Minimum Service Fee”). In the event of termination or expiration of this Agreement, the Minimum Service Fee for the year of such termination or expiration shall be prorated based upon the number of months and portions thereof of the Minimum Service Fee Year which elapsed prior to termination or expiration of the term of this Agreement.

(ii) In the event that the Minimum Service Fee becomes payable hereunder for a Minimum Service Fee Year, the difference between the Minimum Service Fee and the total quarterly service fees paid by Subfranchisor during the Minimum Service Fee Year, shall be paid to GLOBAL on or before the thirtieth (30th) day of the calendar month following the end of the Minimum Service Fee Year.

D. Payment of Service Fees.

(i) To the extent permitted by law, service fees and royalties on initial franchise fees shall be paid by Subfranchisor to GLOBAL at least quarterly on or before the twentieth (20th) day of the calendar month following the calendar quarter in which the revenue or receipts were received by Subfranchisor; provided, however, that such due date shall be extended automatically for each quarterly payment so long as Subfranchisor: (a) submits to the appropriate foreign exchange commission/authority on or before the tenth (10th) day of each quarterly payment due date a request for approval of the service fee and royalty payments; and (b) timely delivers to GLOBAL a copy of such request for approval; and (c) pursues such approval diligently in good faith thereafter; and (d) pays the service fees and royalties to GLOBAL within seven (7) business days after receipt by Subfranchisor of such approval (the “Extended Due Date”) from the respective foreign exchange commission/authority. All payments payable by Subfranchisor to GLOBAL under this Agreement shall be paid in U.S. Dollars to GLOBAL, unless GLOBAL, at its election, permits or directs payment in another currency, at the exchange rate required to purchase U.S. Dollars or such other currency prevailing on the date paid, if on or before the date on which remittance is due, or, if paid after the due date of the twentieth, or the Extended Due Date, as the case may be, then at the exchange rate prevailing on the due date, or the Extended Due Date, as the case may be, or at the exchange rate prevailing on the date of actual remittance, whichever exchange rate is more favorable to GLOBAL, at the People’s Bank of China (the “Exchange Rate”). Subfranchisor shall use its best efforts to assure that GLOBAL will be paid in U.S. Dollars. If GLOBAL directs payment in another currency, the costs of exchange from the currency of the Territory to the other currency in excess of the costs to convert Territory currency to U.S. Dollars may be deducted from the payment, provided that reasonable supporting documentation of such costs is provided to GLOBAL with the payment. If for any reason an amount is received in a currency other than U.S. Dollars without GLOBAL’s direction or consent, Subfranchisor’s obligations under this Agreement shall be discharged only to the extent that GLOBAL may purchase U.S. Dollars with such other currency in accordance with normal banking procedures upon receipt of such amount. If the amount in U.S. Dollars which may be so purchased, after deducting any costs of exchange and any other related costs, is less than the relevant sum payable under this Agreement, Subfranchisor shall immediately pay GLOBAL the shortfall. All payments shall be made to GLOBAL at GLOBAL’s offices in Amsterdam, The Netherlands, or as otherwise specified in writing by GLOBAL, and accompanied by a written report setting forth the amount of revenue received from each Franchisee and/or Territorial Subfranchisor, as the case may be, documentation of the Exchange Rate, and other material financial information reasonably necessary to document the calculation of the quarterly service fees and royalties. In addition, Subfranchisor shall deliver to GLOBAL on or before the twentieth (20th) day of each month, a monthly report setting forth the amount of revenue received from each Franchisee and Territorial Subfranchisor, and such other material financial information reasonably necessary to document the service fees and royalties payable by Subfranchisor for each such month as and when owing on the quarterly payment due date.

(ii) In the event that any governmental authority having jurisdiction in the Territory prohibits the conversion of currency into U.S. Dollars or the transfer of funds or currency to places outside of the Territory, GLOBAL, in its sole discretion shall have: (a) the option to require that Subfranchisor deposit all or any portion of the payments required under this Agreement in U.S. Dollars or such other currency to a designated account in any jurisdiction in the name of GLOBAL as directed by GLOBAL and that payment of such accumulated amounts be made to GLOBAL as soon as possible after any such currency restriction is no longer in effect; and (b) the right to terminate this Agreement, if such restrictions remain in effect for more than twelve consecutive months.

(iii) Subfranchisor shall undertake to use its best efforts to obtain and maintain in full force and effect all governmental authorizations and approvals and to obtain or effect any new or additional governmental authorizations or approvals, as may be required or advisable in respect of Subfranchisor’s obligation to make payments in U.S. Dollars as required hereunder. In the event Subfranchisor cannot make payment in U.S. Dollars because any such authorization or approval is not available under applicable law or regulations or has been withdrawn for reasons other than the misconduct of GLOBAL, GLOBAL shall have the right in its sole discretion to: (a) require Subfranchisor to pay U.S. Dollar amounts due through account(s) maintained by Subfranchisor in a country from which U.S. Dollar payments may be made; or (b) allow Subfranchisor to suspend performance of its obligation to make payment in U.S. Dollars hereunder until such authorization or approval becomes available or is reinstated; provided, however, that during such suspension period (X) Subfranchisor shall pay all amounts due and owing to GLOBAL under this Agreement in local currency to an account maintained by GLOBAL in the Territory and (Y) Subfranchisor may propose to GLOBAL countertrade transactions in respect of such local currency, which GLOBAL may accept or reject in its sole discretion. As soon as possible after such authorization or approval becomes available or is reinstated, Subfranchisor shall resume making payments in U.S. Dollars hereunder. Notwithstanding the foregoing, if the suspension period referred to herein remains in effect for more than one (1) year, GLOBAL shall have the right, in its sole discretion, to terminate this Agreement upon ninety (90) days written notice to Subfranchisor without penalty.

(iv) If payments due under this Agreement are subject to withholding or other income taxes under applicable legal requirements or U.S. laws, Subfranchisor shall withhold and pay over to the appropriate tax authorities on behalf of GLOBAL and promptly deliver to GLOBAL receipts from tax authorities for all taxes paid or withheld, in accordance with the requirements of Paragraph 19 of this Agreement. Subfranchisor shall use its reasonable commercial endeavors to take all steps required by GLOBAL to enable GLOBAL to obtain any tax credits, exemptions or refunds which may be due to GLOBAL with respect to any withholding or other taxes.

(v) If Subfranchisor shall be more than ten (10) days late with any payment or related report, as such payment or report becomes due and payable (or deliverable, in the case of a report) pursuant to the relevant provisions set forth herein, Subfranchisor agrees to pay to GLOBAL the additional sum of Five Hundred U.S. Dollars (U.S. $500.00) as a late charge, plus interest at ten percent (10%) per annum computed from the due date on the amount of the late payment, plus the amount of Exchange Rate loss, if any, attributable to such late payment, Subfranchisor shall pay any withholding tax due as a result of any interest accrued as a result of any delay in the payment of service fees by Subfranchisor as described in Subparagraph 4D or otherwise, and shall also pay such additional amount to GLOBAL as may be necessary in order that the actual amount received after such withholding on accrued interest shall equal the amount that would have been received if such withholding on accrued interest were not required.

E. Consent to Collateral Businesses. It is contemplated that Subfranchisor and/or the Territorial Subfranchisors may, with the prior written authorization of GLOBAL, enter newly established Collateral Businesses made possible by the grant of CENTURY 21 franchises, and that said businesses may be initiated through subsidiaries of Subfranchisor and/or the Territorial Subfranchisors. The term “Collateral Business(es)” shall include, without limitation, real estate inspection services, escrow services, appraisals, title insurance, property management, mortgage brokerage, mortgage lending, mortgage insurance, trust companies, household goods moving services, and/or the providing of any other goods or services to real estate brokers or their clients or customers, under or using the CENTURY 21 Marks. In granting or denying consent pursuant to this Subparagraph 4E, GLOBAL may impose reasonable requirements on Subfranchisor’s and/or the Territorial Subfranchisors’ Collateral Businesses and any subsidiary that may be formed for the purpose of carrying on any such Collateral Business, including, but not limited to, a requirement that any such subsidiary be bound by the terms of this Agreement. In the event subsidiaries are formed for the sole purpose of establishing and/or operating said Collateral Businesses, the total gross receipts of each such subsidiary shall be consolidated with the total gross receipts of Subfranchisor and/or the Territorial Subfranchisors, and transactions between Subfranchisor and/or the Territorial Subfranchisors and its or their such subsidiaries shall be disregarded for the purpose of determining the total gross receipts upon which service fees are to be paid.

F. Establishing Collateral Businesses. Subfranchisor agrees to act in good faith in making decisions whether or not to establish Collateral Businesses, and Subfranchisor promises and agrees not to refrain from establishing a new Collateral Business in order to avoid the obligation to pay the service fees, by permitting affiliates of Subfranchisor to conduct one or more of said Collateral Businesses selling goods or services to Franchisees or the customers of Franchisees. Subfranchisor shall not engage in any other collateral business (including, without limitation, newly created businesses developed particularly for the sale of goods or services to or through its Franchisees, without the prior written consent of GLOBAL. GLOBAL agrees that it will not withhold or delay its consent unreasonably, but may impose reasonable conditions.

G. GLOBAL’S AND CENTURY 21’s Right To Establish Collateral Businesses. In the event GLOBAL grants its written consent, pursuant to Subparagraph 4E, for Subfranchisor and/or the Territorial Subfranchisors to establish a Collateral Business, it shall not charge Subfranchisor any additional initial franchise fee or other related fee for the grant of said right; however, Subfranchisor shall pay to GLOBAL the quarterly service fee on the total gross receipts of said Collateral Business(es) of Subfranchisor and/or the Territorial Subfranchisors pursuant to the terms of this Paragraph 4. GLOBAL shall not grant a license to any other person or entity which permits the operation of a newly established Collateral Business under the CENTURY 21 Marks within the Territory, without first offering Subfranchisor a right of first refusal exercisable by Subfranchisor within seventy-five (75) days of receipt of notice of the terms and conditions of the proposed license, by commencing negotiations in good faith to finalize the license agreement on substantially the terms and conditions proposed, within such seventy-five (75) day notice period. If Subfranchisor is unable or unwilling to execute the proposed license agreement within the seventy-five (75) day notice period, despite good faith, diligent negotiations by both parties, the right of refusal set forth herein shall terminate. Notwithstanding the foregoing, Subfranchisor acknowledges that GLOBAL and its parent and subsidiaries (including sister companies controlled by a common parent, other than real estate brokerage office franchisors, such as Coldwell Banker Real Estate Corporation and ERA Franchise Systems, Inc.) retain the right to concurrent use of the CENTURY 21 System and Marks (excluding the right to own or operate CENTURY 21 real estate brokerage franchises, or grant “CENTURY 21” franchises to real estate brokers) within the Territory, and that GLOBAL (and/or CENTURY 21) and/or its subsidiaries may establish and/or operate Collateral Businesses within the Territory. In the event GLOBAL (and/or CENTURY 21) and/or its subsidiaries elect to establish and/or operate a Collateral Business within the Territory, GLOBAL shall provide Subfranchisor not less than sixty (60) days written notice prior to establishing or entering any Collateral Business, and consult with Subfranchisor regarding its plans/intentions concerning the operation of such Collateral Business.

5. OBLIGATIONS, REPRESENTATIONS AND WARRANTIES OF SUBFRANCHISOR.

A. Identification of Shareholders of Subfranchisor. Subfranchisor is a Cayman Islands company owned by the shareholders in the percentages as set forth in Exhibit 6 (hereinafter called the “Shareholders”), attached hereto and incorporated herein by reference.

B. CENTURY 21 International Subfranchise Agreement. Subject only to reasonable variations necessary to accommodate the Territorial Conditions, local laws, customs and practices and complete good faith negotiations, Subfranchisor agrees to grant CENTURY 21 Territorial Subfranchises to properly capitalized, licensed and experienced parties upon substantially similar terms and conditions as those contained in the then current form of CENTURY 21 International Subfranchise Agreement, the present form of which is attached hereto as Exhibit 7 and incorporated herein by reference (“CENTURY 21 International Agreement”). Within thirty (30) days of Subfranchisor’s execution and/or timely registration, if required (whichever later occurs) of a Territorial Subfranchise Agreement, Subfranchisor shall deliver to GLOBAL a copy of the executed Territorial Subfranchise Agreement, together with true and accurate English-language translations of all material negotiated changes, if any, to the approved form (including prior approved changes) of CENTURY 21 International Subfranchise Agreement, as contained in each such Territorial Subfranchise Agreement.

C. CENTURY 21 Broker Franchise Agreement. Subfranchisor shall take the necessary steps to produce at its own expense an appropriate disclosure document, registration, permit and/or license, including, without limitation, a license to sell real estate, as required by any present or future applicable franchise investment law, securities act, blue sky law, or any similar law regulating the sale of securities, franchises or real estate in the Territory, to grant real estate franchises in a form approved in advance, in writing, by GLOBAL. In the event Subfranchisor is unable to obtain the necessary registrations or permits that may be required by law, then GLOBAL may, at its sole option, terminate this Agreement. Subject only to variations approved in advance by GLOBAL in writing, Subfranchisor agrees to grant, and require and cause the Territorial Subfranchisors to grant, real estate brokerage franchises (the “Broker Franchise”) to real estate brokers upon the same terms and conditions as those franchises that are then being granted by CENTURY 21 in the United States (the “CENTURY 21 Standard”), at the time of the grant. A specimen form of the current U.S. CENTURY 21 Real Estate Franchise Agreement is attached hereto as Exhibit 8, and incorporated herein by reference (“CENTURY 21 Real Estate Franchise Agreement”). Subfranchisor shall modify, and shall require and cause the Territorial Subfranchisors to modify, the form of CENTURY 21 Real Estate Franchise Agreement to conform to the laws and commercial customs of the Territory, and Subfranchisor shall submit to GLOBAL for its approval, true and accurate English-language translations of the modified CENTURY 21 Real Estate Franchise Agreement. Such modified agreement shall be utilized by Subfranchisor and the Territorial Subfranchisors only after being approved in writing by GLOBAL. Thereafter, Subfranchisor shall submit to GLOBAL true and accurate English-language translations of all additional proposed variations or modifications of the approved CENTURY 21 Real Estate Franchise Agreement of a material nature for GLOBAL’s review and approval, prior to use thereof. Subfranchisor shall enforce the terms and provisions of each of the CENTURY 21 Real Estate Franchise Agreements entered into by Subfranchisor with any Franchisee.

D. Obligation To Forward Broker Franchise Agreements To GLOBAL. Within thirty (30) days after execution by Subfranchisor or the Territorial Subfranchisor’s execution of each CENTURY 21 Real Estate Franchise Agreement entered into within the Territory, Subfranchisor shall:

(i) apply for registration of the Agreement, or a summary thereof, with the appropriate governmental authorities of the Territory, if required by law;

(ii) provide GLOBAL with a copy of any such registration application; and

(iii) provide GLOBAL with a copy of the executed CENTURY 21 Real Estate Franchise Agreement, together with true and accurate English-language translations of all negotiated changes, if any, to each such Franchise Agreement.

Within thirty (30) days after receiving each registration certificate, Subfranchisor shall provide a copy of each certificate to GLOBAL.

E. Broker Policy and Procedure Manual. GLOBAL shall advise Subfranchisor in writing, from time to time, of the terms and conditions upon which it or its subsidiaries are selling real estate franchises in the United States, and of any changes in said terms and conditions as shall occur from time to time. In addition, Subfranchisor agrees to adopt a policy and procedure manual substantially identical to that used from time to time by GLOBAL or its subsidiaries, subject only to changes approved by GLOBAL in order to conform to local laws and business practices, and to require its Franchisees to adhere to the policy and procedure manual (“Broker Policy and Procedure Manual”). Subfranchisor shall submit to GLOBAL for its approval, true and accurate English-language translations of its proposed modifications to the Broker Policy and Procedure Manual. GLOBAL will not unreasonably withhold its consent to Subfranchisor’s suggested modifications to the Broker Policy and Procedure Manual.

F. Regional Policy and Procedure Manual. GLOBAL has adopted, and reserves the right to change from time to time, a policy and procedure manual setting forth policies and procedures required to be followed by all CENTURY 21 Subfranchisors (“Regional Policy and Procedure Manual”), attached hereto as Appendix I and incorporated herein by reference. Subfranchisor agrees to comply with the Regional Policy and Procedure Manual as it may be revised in the reasonable discretion of GLOBAL from time to time, and to adhere, within a reasonable time after notification, to the provisions of such revisions and to such further revisions thereto as are made from time to time; provided that such revisions are applicable to all CENTURY 21 international subfranchisors generally. In addition, Subfranchisor will provide those services listed in Appendix I, to its Franchisees in the Territory. Subfranchisor acknowledges that the Regional Policy and Procedure Manual is intended to replace the “CENTURY 21 Standard” (insofar as it is intended to serve as a model for minimum service levels to be provided by CENTURY 21 subfranchisors), which is applicable to other CENTURY 21 subfranchisors of GLOBAL. Subfranchisor acknowledges that GLOBAL has the right to make reasonable modifications to the Regional Policy and Procedure Manual in order to keep the CENTURY 21 System competitive, enhance the goodwill of the CENTURY 21 System, and respond to changes in the real estate marketplace; however, in all cases the terms and conditions of this Agreement shall take precedence over any conflicting provisions of the Regional Policy and Procedure Manual. GLOBAL agrees that it will be reasonably consistent in the standard and quality of services which it imposes upon Subfranchisor and upon other subfranchisors which it may have from time to time.

G. Services To Franchisees. Subfranchisor shall maintain an adequate staff to assure responsible service assistance to Franchisees; shall furnish sample real estate referral forms to all Franchisees; shall, in accordance with prevailing market conditions in the Territory, act as an information center for referral business not only within its Territory but throughout all areas in which CENTURY 21 real estate franchises are sublicensed; and shall advise Franchisees in all phases of real estate brokerage operations, including staff selection, training, office location, layouts and advertising. Subfranchisor shall not engage in any practices which would tend to give preference to or show commercial favoritism toward any one or more of its Franchisees over other similarly situated Franchisees.

H. CENTURY 21 Trade Name. Subfranchisor shall operate under the trade name “CENTURY 21 China” or such other trade name as may be approved in writing by GLOBAL. Subfranchisor shall cause Franchisees to use the CENTURY 21 Marks in combination with their office name, as described in the Broker Policy and Procedure Manual, to identify their CENTURY 21 franchises. Other than as set forth above, neither Subfranchisor nor any Territorial Subfranchisor nor the Franchisees shall register or incorporate the CENTURY 21 Name or any Mark, whether in English or Chinese or any other language, as part of any corporate or trade name or with any prefix, suffix or other modifying trademarks, logos, words, terms, designs or symbols, or in any modified form, or use any Mark in connection with the sale of any unauthorized product or service or in any other manner or for any purpose other than the sublicensing and servicing of real estate brokerage franchises to reputable licensed real estate brokers or as otherwise authorized under this Agreement or CENTURY 21 Real Estate Franchise Agreements approved by GLOBAL. Subfranchisor and the Franchisees shall display the Marks and give notices of trademark registrations in the manner prescribed in this Agreement and the CENTURY 21 Real Estate Franchise Agreements and obtain such licenses, permits and authorizations relating thereto as may be necessary or advisable under applicable legal requirements in effect in the Territory.

I. Territorial Limitation. Subfranchisor shall not use and/or sublicense the CENTURY 21 name, CENTURY 21 Marks, CENTURY 21 System, nor grant CENTURY 21 territorial subfranchises or franchises outside the Territory.

J. Minimum Quota Of Opened Offices. Subfranchisor agrees to work diligently and in good faith to open franchised real estate brokerage offices throughout the Territory, and to utilize the entire Territory for the entire term of this Agreement.

Subfranchisor shall grant and cause to be opened, either directly or through the Territorial Subfranchisors, the following number of franchised real estate brokerage offices on or before October 31, 2003: Thirty (30); and on or before October 31, 2005: Eighty (80) more, a total of One Hundred Ten (110); and on or before October 31, 2007: Ninety (90) more, a total of Two Hundred (200). Should Subfranchisor fail to achieve the minimum quota of opened offices within any of the prescribed timeframes set forth in this Subparagraph 5J, GLOBAL shall have the right, upon notice in accordance with Subparagraph 13A of this Agreement, to amend Subparagraph 1A and any other applicable provision of this Agreement, so as to convert the license rights granted hereunder from exclusive to nonexclusive. Nothing in this Subparagraph shall limit any other remedy GLOBAL may have under this Agreement or under the laws governing this Agreement.

K. Implementation of GLOBAL Recommended Service Changes. Subfranchisor agrees to implement, and require and cause Territorial Subfranchisors to implement at its or their sole cost, all reasonable innovations or changes in services to Franchisees developed or recommended by GLOBAL within a reasonable time, in no event to exceed six (6) months, after being informed of modifications or changes to the Regional Policy and Procedure Manual, provided that such modifications or changes do not unreasonably conflict with real estate brokerage practices in the Territory.

L. Books and Records; Audit. Subfranchisor agrees to maintain at all times at its principal office a central bookkeeping system which shall conform to generally accepted accounting principles, consistently applied in the Territory, and to make Subfranchisor’s books and records open and available to GLOBAL for inspection and copying during normal business hours. In addition, Subfranchisor agrees to mail to GLOBAL within ninety (90) days after the end of Subfranchisor’s fiscal year, copies of its annual audited financial statements and such other financial reports as may from time to time be reasonably required by GLOBAL. GLOBAL’S right to inspect and copy Subfranchisor’s books and records under this Paragraph 5L shall survive termination or expiration of this Agreement for a period of the (3) years.

M. Subfranchisor’s Minimum Net Worth and Liquid Capital Requirements. Subfranchisor represents to GLOBAL and covenants with GLOBAL that Subfranchisor shall achieve the minimum Net Worth, as defined below, and Liquid Capital, as defined below, requirements in accordance with this Subparagraph 5M and shall thereafter maintain at all times during the Term hereof, a Net Worth in an amount not less than Five Hundred Thousand U.S. Dollars (U.S. $500,000.00), excluding the initial franchise fee set forth in Subparagraph lA, and Liquid Capital in an amount of not less than One Hundred Fifty Thousand U.S. Dollars (U.S. $150,000.00). As used herein, “Net Worth” shall mean the excess of total assets over total liabilities of Subfranchisor determined in accordance with generally accepted accounting principles of the United States (“GAAP”), and “Liquid Capital” shall mean cash, cash equivalents, investments and marketable securities traded regularly on a recognized market, and such other types of cash equivalents as are properly classified as cash equivalents under GAAP. Subfranchisor’s Net Worth and Liquid Capital share be calculated at the Exchange Rate specified in Subparagraph 4D(i) hereof. Subfranchisor shall achieve the minimum Net Worth and Capital Liquid

Capital requirements of this Subparagraph 5M prior to the effective date of this Agreement and shall certify in writing on a semi-annual basis that as of the last day of June and December of each calendar year during the term of this Agreement its Net Worth and Liquid Capital exceed the minimum requirements set forth herein. If Subfranchisor’s Net Worth or Liquid Capital fails to exceed such minimum requirements, then Subfranchisor shall obtain additional equity, or debt subordinate to Subfranchisor’s obligations to GLOBAL, sufficient to remedy any such deficiency within ninety (90) days after the end of the semi-annual period in which such deficiency occurs. If Subfranchisor fails to cure such deficiency within such ninety (90) day cure period, then GLOBAL shall have the right to terminate this Agreement pursuant to Subparagraph 13A hereof.

N. Covenant Not To Compete. During the term of this Agreement, and for a period of two (2) years after termination or expiration of this Agreement, except in the event of a termination by GLOBAL without cause, neither Subfranchisor, nor any of its officers, directors, or any of the Shareholders may enter the real estate brokerage business in competition with Subfranchisor’s Franchisees or the Territorial Subfranchisors or their Franchisees, nor have a financial interest, either directly or indirectly, in any of its Franchisees or the Territorial Subfranchisors or their Franchisees, without the prior written consent of GLOBAL; provided, however, that Subfranchisor or any of its subsidiaries or affiliates shall be permitted to hold up to thirty percent (30%) ownership interest in any one or more of the Territorial Subfranchisors, without the prior consent of GLOBAL. This Subparagraph 5N shall survive termination or expiration of this Agreement.

O. Compliance With Laws. Subfranchisor agrees to comply with all applicable laws and regulations in the conduct of its business.

P. Interference With Franchise Relationships. Subfranchisor shall not cause nor seek to cause any prospective franchise to commit any wrongful termination of a franchise agreement between that prospective franchisee and competing real estate franchise organization.

Q. Indemnification and Minimum Insurance Coverage. Subfranchisor agrees to indemnify and hold GLOBAL and CENTURY 21 free and harmless from any liability, damages and expense (including but not limited to attorneys fees and court costs) in connection with any claim, action, proceeding or litigation that arises out of the operation of Subfranchisor’s business (including Collateral Businesses) and/or the operations or activities of its Franchisees or the Territorial Subfranchisors or its or their Franchisees or its or their respective agents or employees. To the extent permitted by law and in accordance with custom and practice in the Territory for similar businesses, Subfranchisor agrees to maintain comprehensive general liability insurance and automobile liability insurance (on all owned, non-owned and hired vehicles), and workers’ compensation insurance, naming GLOBAL as an additional insured, as its interests may appear, and placed with carriers approved by GLOBAL, containing commercially reasonable deductibles, and with coverages and policy limits customarily maintained in the Territory for similar businesses or in the real estate brokerage office franchising industry generally. Current copies of all such policies of insurance or certificates evidencing such coverage shall be delivered to GLOBAL within sixty (60) days after the commencement of the term of this Agreement, and thereafter within sixty (60) days of issuance of any new or renewal policy. GLOBAL shall indemnify and hold Subfranchisor free and harmless from any liability, damages and expenses (including but not limited to attorneys fees and court costs) in connection with any claim, action, proceeding or litigation that arises primarily from the malfeasance or misdeeds of the employees and agents of GLOBAL under this Agreement.

R. Notification Of Infringements. Subfranchisor agrees to notify GLOBAL promptly if it obtains actual knowledge of any person, firm or organization using the name “CENTURY 21” or a substantially similar name, or using trademarks, service marks, methods or procedures which may constitute an infringement upon the trade names, service marks, trademarks, copyrights or trade secrets of GLOBAL and/or CENTURY 21. This includes, but is not limited to, use of the CENTURY 21 System or Marks by former Franchisees of Subfranchisor whose franchises have been terminated. GLOBAL agrees to notify Subfranchisor promptly if it learns of any person, firm or organization using the name “CENTURY 21” or a substantially similar name within the Territory.

S. Rights and Obligations Regarding Infringements. With respect to the unauthorized use, or the infringement or attempt to infringe the CENTURY 21 Marks, Subfranchisor agrees as follows:

(i) Subfranchisor shall promptly notify GLOBAL of any suspected unauthorized use or infringement of the CENTURY 21 Marks, any challenge to the validity of the CENTURY 21 Marks, or any challenge to CENTURY 21’s ownership of, or GLOBAL’S or CENTURY 21’s or Subfranchisor’s right to use and to license others to use, or any Territorial Subfranchisor’s or Franchisee’s right to use, the CENTURY 21 Marks, upon obtaining actual knowledge of such information.

(ii) Subfranchisor acknowledges that GLOBAL has the right to determine, in the good faith exercise of its reasonable discretion, whether to take action against uses by others that may constitute infringement of the CENTURY 21 Marks in the Territory, and to direct and control any suit, action, litigation or proceeding involving the CENTURY 21 Marks, including the terms and conditions of any settlement thereof, and the selection of legal counsel; provided, however that GLOBAL will consult Subfranchisor with regard to the choice of legal counsel required for any suit, action, litigation or proceeding instituted under this Subparagraph 5S.

(iii) Notwithstanding the foregoing, and subject to the right of GLOBAL to determine whether to institute legal action, with respect to any suit, action, litigation or proceeding against an infringing Territorial Subfranchisor or Franchisee or former Franchisee, Subfranchisor shall have the right to bring an action for breach of contract and to control such breach of contract action, and, in either case, Subfranchisor shall pay all legal fees and other expenses incident to such litigation or proceeding.

(iv) Except as specifically otherwise provided in this Subparagraph 5R (iv), in the event of any suit, action, litigation or proceeding, whether by way of defense or in the nature of affirmative action seeking to enjoin or restrain third parties (except Territorial Subfranchisors or Franchisees or former Franchisees) from the unauthorized use or the infringement of the CENTURY 21 Marks, within the Territory, Subfranchisor shall pay an amount equal to eighty-three and four tenths percent (83.4%) of the legal fees and other expenses incident to any such suit, action, litigation or proceeding, and GLOBAL shall pay the remaining sixteen and six-tenths percent (16.6%) of such legal fees and other expenses; provided, however, that, in the event the affected Geographic Area has been licensed to a Territorial Subfranchisor, Subfranchisor shall be obligated to pay an amount equal to ninety-five percent (95%) of the legal fees and other expenses incident to any such suit, action, litigation or proceeding, and GLOBAL shall pay the remaining five percent (5.0%) of such legal fees and other expenses. The parties acknowledge and agree that the aforementioned expenses are being allocated according to the percentage of the revenues associated with the use of the Marks that is retained by the Subfranchisor or GLOBAL. In the case of Territorial Subfranchisors, Subfranchisor shall be responsible for requiring that such Territorial Subfranchisors pay such expenses in accordance with the revenues they retain as a result of the use of the Marks.

(v) In the event of any suit, action, litigation or proceeding relating to Subfranchisor’s use of the CENTURY 21 Marks, Subfranchisor shall execute any and all documents and do such acts as may, in the opinion of GLOBAL, be necessary or appropriate to carry out any defense or affirmative action/prosecution, including, but not limited to, becoming a nominal party to any such suit, action, litigation or proceeding.

(vi) All amounts collected/recovered in consequence of any suit action, litigation or proceeding filed under this Subparagraph 5S shall be shared between GLOBAL and Subfranchisor in proportion to their respective contributions to the cost of such suit, action, litigation or proceeding pursuant to the provisions set forth in Subparagraph 5S (iv) hereof.

T. CENTURY 21 System Materials. Subfranchisor agrees that any training materials, brochures, documents, films, reporting forms, videos, posters, advertisements, mailing forms, regional publications, including newsletters, videos, magazines, and other materials which it develops, invents, creates, publishes or manufactures, either independently, or which are derived from materials developed by GLOBAL or CENTURY 21, automatically become the property of GLOBAL or CENTURY 21, as the case may be, upon their creation or use, Subfranchisor agrees, if necessary, to cause to be registered in the name of GLOBAL or CENTURY 21 as the true and proper owner, as the case may be, as specified by GLOBAL, any such right or material created by Subfranchisor and/or the Territorial Subfranchisors, including, without limitation, execution of all documents necessary or appropriate to effectuate the transfer or reversion of the right or interest of GLOBAL and/or CENTURY 21 in or to the materials. Upon termination or expiration of this Agreement, Subfranchisor’s interest in any such materials shall immediately cease, and GLOBAL, or its nominee, shall automatically assume all rights of authorship and ownership of such materials, including the right to use and/or license the use of such materials.

U. Approved Supplier Program. Subfranchisor agrees to establish and administer an Approved Supplier Program under guidelines (“Program Guidelines”) established by GLOBAL and described in the Program Guidelines, as they may be modified from time to time by GLOBAL (which Program Guidelines are included in the materials delivered to Subfranchisor under the terms of Appendix II), attached hereto and incorporated herein by reference. All modifications of the Program Guidelines shall be delivered to Subfranchisor in writing by GLOBAL pursuant to Paragraph 22A and shall be uniformly administered and enforced with respect to all CENTURY 21 international subfranchisors. Under said Program Guidelines, Subfranchisor will generally be required to evaluate and select reputable suppliers and/or manufacturers of real estate related products who desire to use the CENTURY 21 Marks on products or in relation to offered services which are for sale either to Subfranchisor, the Territorial Subfranchisors, or its or their Franchisees or the general public. Subfranchisor shall execute an appropriate approved supplier license agreement (in a form approved by GLOBAL) with any such supplier, which agreement will include GLOBAL (and/or CENTURY 21) as a signatory in all instances. Subfranchisor shall be responsible for assuring that such license agreements for the territory in which a supplier will operate are valid and legally enforceable, and shall exercise its best efforts to adequately protect the CENTURY 21 Mark(s) as well as GLOBAL’s exclusive rights in said Mark(s). Subfranchisor shall hire, at its expense, local counsel to review the license agreement if requested by GLOBAL. Furthermore, Subfranchisor shall develop, for use by the Territorial Subfranchisors and its or their Franchisees, an Approved Supplier Program catalog or manual, which describes the suppliers and their products. Subfranchisor shall submit to GLOBAL for its approval, true and accurate English-language translations of the Approved Supplier Program catalog or manual. Such catalog or manual shall be published only after Subfranchisor’s receipt of GLOBAL’s written approval.

V. General Representations and Warranties of Subfranchisor. Subfranchisor hereby represents and warrants to GLOBAL as follows:

(i) Subfranchisor is duly organized and validly existing under the laws of the Cayman Islands, has all necessary power and authority to enter into and perform its obligations under this Agreement and all documents executed in connection herewith, and to carry on its business and to own and lease its properties, as presently conducted, owned and leased.

(ii) There are no proceedings pending seeking to dissolve or to liquidate Subfranchisor, and no action has been taken by the Board of Directors or the shareholders of Subfranchisor authorizing any such proceedings.

(iii) The persons executing this Agreement and all other documents executed in connection herewith on behalf of

Subfranchisor have been duly authorized to perform such actions on behalf of Subfranchisor. This Agreement and all other documents executed in connection herewith constitute the valid, legal and binding obligations of Subfranchisor and are enforceable in accordance with their respective terms, subject to applicable bankruptcy laws and general principles of equity.

(iv) Neither the execution, delivery or performance of this Agreement or any other document executed in connection herewith, nor the consummation of the transactions contemplated therein, will violate Subfranchisor’s Articles of Incorporation, or constitute or create a violation of or a default under, with the giving of notice or the passage of time, or result in the creation or imposition of my lien, security interest or encumbrance under, any contract, agreement, loan, note, mortgage, security agreement, deed to secure debt, guarantee, lease (capital or operating) or any other document or instrument, or any law, rule regulation, ordinance, or any judicial or administrative decree, rule or order to which Subfranchisor is a party or by which it or its properties is or may be bound.

(v) There is no arbitration, litigation or administrative proceeding pending, or to the knowledge of Subfranchisor, threatened, in which Subfranchisor is or may be a party, or which may affect Subfranchisor or its property, which would adversely affect the ability of Subfranchisor to enter into or perform its obligations under this Agreement or any other document executed in connection herewith, or have a material adverse effect on the business, prospects or finances of Subfranchisor if determined adversely to Subfranchisor. Subfranchisor is not the subject of any pending bankruptcy, insolvency, receivership or similar proceeding, and is not a party to, subject to, or in default in any material respect of, any writ, injunction, decree, judgment, award, determination, direction or demand of any arbitrator, court or governmental agency or instrumentality.

(vi) All information provided to GLOBAL regarding Subfranchisor, its directors, shareholders and officers is true and correct. All capital stock of Subfranchisor now outstanding has been validly issued, is fully paid and non-assessable, and the shareholder’s equity amount shown on my balance sheet provided to GLOBAL has actually been received or earned by Subfranchisor.

(vii) Subfranchisor is not in default under, and no event has occurred which, with the giving of notice or the passage of time, would constitute or create a default under, any deed of trust, mortgage, lease, security agreement, note, preferred stock, bond, indenture guaranty or other instrument issued by Subfranchisor.

(viii) Any financial statements and other similar information delivered to GLOBAL by Subfranchisor are true, correct, and accurately represent Subfranchisor’s financial position as of the date indicated thereon.

W. Timely Delivery of Business Information to GLOBAL. Subfranchisor shall require and cause the Franchisees (and/or shall require and cause the Territorial Subfranchisors, as the case may be, to require and cause the Franchisees) to timely deliver to GLOBAL (or at GLOBAL’s direction), at no cost to GLOBAL, all business information (including, without limitation, complete current office location and e-mail addresses, telephone and fax number information, broker/sales associate names, e-mail addresses, telephone and fax information, property listing, sales and other customer and transactional information), with the same right of use, and to the same extent, in the same manner and format, and at the same time as the Franchisees shall be required to deliver such information to Subfranchisor (and/or the Territorial Subfranchisors, as the case may be) as the “Franchisor” under the GLOBAL approved CENTURY 21 Real Estate Franchise Agreement (and/or the CENTURY 21 International Agreement, as is applicable), and/or the CENTURY 21 Policy and Procedure Manual. Subfranchisor shall assure that all CENTURY 21 Real Estate Franchise Agreements entered into in the Territory by Subfranchisor and/or the Territorial Subfranchisors specifically include a provision requiring the Franchisees to deliver such information to GLOBAL as required hereunder.

6. OBLIGATIONS, REPRESENTATIONS AND WARRANTIES OF GLOBAL.

A. Delivery Of CENTURY 21 Materials and Information. GLOBAL agrees:

(i) To furnish to Subfranchisor, in the English language, within thirty (30) days after this Agreement is executed, one copy of each of the plans, policies, procedures, business/merchandising techniques, manuals, forms and the advertising and marketing program materials comprising the CENTURY 21 System (the “Materials”), as set forth in Appendix II, which Materials are available for delivery to Subfranchisor at that time. Should GLOBAL permit reproduction of the Materials by Subfranchisor (upon written request) at Subfranchisor’s sole expense, any such reproduction of Materials shall be accomplished by a source which complies fully with GLOBAL’s quality standards and logo/trademark requirements.

(ii) To keep Subfranchisor informed of innovations and changes in the CENTURY 21 System adopted from time to time by GLOBAL, together with the methods of implementing same.

(iii) To provide Subfranchisor with a reasonable amount of counseling and guidance in the establishment, advancement, promotion and maintenance of its business.

B. Assistance By GLOBAL. The services mentioned in Subparagraph 6 A will be provided by GLOBAL in the English language, at the principal office of CENTURY 21 in Parsippany, New Jersey, U.S.A. In addition, during the first two (2) years of this Agreement, and within a reasonable time thereafter upon Subfranchisor’s written request, GLOBAL will provide at no additional charge to Subfranchisor, but at the sole expense of Subfranchisor (including, without limitation, airfare, ground transportation, lodging and meals), a cumulative total of at least thirty (30) “man days” (defined as one man or woman working eight (8) hours equals one man day) of appropriate assistance to Subfranchisor at the principal offices of CENTURY 21 in Parsippany, New Jersey, U.S.A. The parties agree that to the extent possible, consultations in addition to the initial 30 man days, shall be by telephone, telefax and other such communications and correspondence devices.

C. Referral Network. GLOBAL agrees that it will exert its best efforts to assist with the development of a client referral network between the Territory and the United States and other parts of the world in which the CENTURY 21 System operates.

D. Exclusive Right to Sublicense. GLOBAL agrees that, subject to the provisions of Subparagraph 4G, so long as this Agreement remains in effect, Subfranchisor shall have the exclusive right to sublicense the CENTURY 21 System and Marks, in accordance with the terms of this Agreement, in the Territory. GLOBAL covenants that it will not license other entities or persons to sublicense the CENTURY 21 System or Marks in the Territory, nor disclose to any other entity or person operating in the Territory the information and materials covered by this Agreement which are not within the public domain, except as may be required by law. GLOBAL shall take all reasonable steps to prevent any other entities or persons licensed by it as a “CENTURY 21” regional subfranchisor from granting “CENTURY 21” franchises within the Territory.

E. GLOBAL’s Good Faith Cooperation. GLOBAL agrees to conduct its business affairs in an honest and ethical fashion, to perform its obligations hereunder in good faith and to respond in a timely manner to such additional reasonable requests for counseling and guidance as Subfranchisor may make from time to time.

F. Permit To Grant Subfranchise. GLOBAL agrees to take the steps necessary to obtain at its own expense all appropriate registrations or permits as required by any present or future applicable franchise investment law, securities law, blue sky law or any similar law regulating the sale of securities or franchises, to grant this subfranchise to Subfranchisor.

G. GLOBAL’s Compliance With Laws. GLOBAL agrees to comply with all applicable laws and regulations of the Territory in the conduct of its business as contemplated under this Agreement.

H. General Representations and Warranties of GLOBAL. GLOBAL hereby represents and warrants to Subfranchisor as follows:

(i) GLOBAL is duly organized; validly existing and in good standing under the laws of The Netherlands, has all necessary power and authority to enter into and perform its obligations under this Agreement and all other documents executed in connection herewith and to carry on its business and to own and lease its properties, as presently conducted, owned and leased.

(ii) There are no proceedings pending seeking to dissolve or to liquidate GLOBAL, and no action has been taken by the Board of Directors or the shareholders of GLOBAL authorizing any such proceedings.

(iii) The persons executing this Agreement and all other documents executed in connection herewith on behalf of GLOBAL have been duly authorized to perform such actions on behalf of GLOBAL. This Agreement and all other documents executed in connection herewith constitute the valid, legal and binding obligations of GLOBAL and, to the best knowledge of GLOBAL, are enforceable in accordance with their respective terms, subject to applicable bankruptcy laws and general principles of equity.

(iv) Neither the execution, delivery or performance of this Agreement or any document executed in connection herewith, nor the consummation of the transactions contemplated therein, will violate GLOBAL’s Articles of Organization or By-laws, or constitute or create a violation of or default under, with the giving of notice or the passage of time, or result in the creation or imposition of any lien, security interest or encumbrance under, any contract, agreement, loan, note, mortgage, security agreement, deed to secure debt, guarantee, lease (capital or operating) or any other document or instrument, or any law, rule, regulation, ordinance, or any judicial or administrative decree, rule or order to which GLOBAL is a party or by which it or its properties is or may be bound.

(v) There is no arbitration, litigation or administrative proceeding pending, or to the knowledge of GLOBAL, threatened, in which GLOBAL is or may be a party, or which may affect GLOBAL or its property, which would adversely affect the ability of GLOBAL to enter into or perform its obligations under this Agreement.

(vi) All information provided to Subfranchisor regarding GLOBAL or CENTURY 21 or their respective directors, officers and shareholders is true and correct.

7. RELATIONSHIP OF THE PARTIES. In all matters pertaining to the operation of Subfranchisor’s business, Subfranchisor is and shall at all times remain an independent contractor. Nothing herein contained shall be construed so as to create a partnership, joint venture or agency, and neither party shall be liable for the debts or obligations of the other.

8. ADVERTISING AND PUBLIC RELATIONS. Subfranchisor shall require Franchisees within the Territory to operate under CENTURY 21 Real Estate Franchise Agreements which contain provisions obligating them to contribute two percent (2%) of their gross income or at the election of Subfranchisor, a flat monthly fee to the CENTURY 21 China National Marketing and Advertising Fund (hereinafter referred to as the “CNMAF”). Subfranchisor shall require the Territorial Subfranchisors to contribute monthly ten percent (10%) of the service fees collected from their respective Franchisees to the CNMAF or to a separate territorial

CNMAF established for the Geographic Areas for which they have been licensed within the Territory. Subfranchisor shall forward to the CNMAF not later than the twentieth (20th) day of each month all advertising contributions collected from its Franchisees and/or the Territorial Subfranchisors on or before the fifteenth (15th) day of each such month, together with an amount equal to ten percent (10%) of the service fees collected by Subfranchisor during the preceding calendar month from its Franchisees, if any, or the amount of CNMAF contributions received from the Territorial Subfranchisors, as the case may be. Subfranchisor shall require that its Franchisees and the Territorial Subfranchisors pay CNMAF contributions by check or otherwise directly to the CENTURY 21 China CNMAF. The parties acknowledge and agree that Subfranchisor shall not be required or obligated in any way to contribute to the CNMAF on any aspect of its receipts from the Territorial Subfranchisors.

A. Separate CNMAF Bank Account. It is the intention of the parties hereto that the monthly contributions to the CNMAF be held, managed and applied as hereinafter described by Subfranchisor on behalf of and for the benefit of CENTURY 21 Franchisees throughout the Territory. The CNMAF shall be a separate bank account established by Subfranchisor for the purpose of receiving and depositing contributions to the CNMAF. The CNMAF bank account shall be established in Shanghai or in such other place in the Territory as Subfranchisor shall from time to time determine, in order to facilitate efficient management by Subfranchisor.

B. Use Of CNMAF. The CENTURY 21 Real Estate Franchise Agreements under which the CNMAF contributions are to be collected shall specify that: (i) the money shall be used exclusively for marketing, advertising and public relations purposes; (ii) at least eighty-five percent (85%) of Franchisees’ contributions to the CNMAF shall be spent on either (a) national advertising media that in the advertising industry are regarded as “national media” or national public relations programs, or (b) local or regional advertising media or local or regional public relations programs that cover the area served by contributing Franchisees’ offices; and (iii) up to fifteen percent (15%) of the contributions to the CNMAF made in any calendar year may be spent on a disproportionate basis to: engage in test marketing; conduct surveys of advertising effectiveness; produce commercials; produce other promotional and advertising materials and programs; reimburse expenses; or for such other purposes deemed appropriate and beneficial by Subfranchisor for the general recognition of the “CENTURY 21” name, other CENTURY 21 Marks and for the overall success of the various members of the CENTURY 21 organization in the Territory and in other countries. Subfranchisor agrees that it will manage the CNMAF in accordance with the restrictions set forth above, and in accordance with the terms of this entire Agreement.

C. CNMAF Accounting. Subfranchisor agrees to prepare at its sole cost an audited account of the entire CNMAF at least annually and to provide copies of said accounting to GLOBAL and to all Franchisees in the Territory. Subfranchisor shall be entitled to reimbursement for reasonable accounting, collection, bookkeeping, reporting and legal expenses incurred with respect to the CNMAF; however, reimbursement for such expenses shall not exceed five percent (5%), in any twelve (12) month period, of total CNMAF contributions received, and shall be calculated (and included within) the aforesaid fifteen percent (15%) overall limitation on Subfranchisor’s expenditures from the CNMAF.

D. CNMAF Taxes. If any national income taxes or any other taxes of any kind or nature may become payable with respect to the CNMAF, such taxes shall be paid by the CNMAF, but to the extent that the balance of the CNMAF shall be insufficient to pay said taxes, Subfranchisor agrees to pay said taxes and await reimbursement out of future CNMAF contributions.

E. Transfer Of CNMAF On Termination. In the event of any material breach by Subfranchisor which results in termination of this Agreement, GLOBAL shall be entitled to pursue any and all remedies at law, in this Agreement and, in addition, Subfranchisor shall, upon GLOBAL’s request, within thirty (30) days of termination, transfer to a bank account designated by GLOBAL, the U.S. Dollar amount equal to the CNMAF account balance on the date of termination, together with all amounts due or payable to the CNMAF, and shall timely pay any and all taxes or any other taxes that may become due as a result of the transfer of the CNMAF to GLOBAL.

F. CNMAF Treated As Trust Account. Subfranchisor shall not use the assets of the CNMAF for any purpose other than advertising and public relations as defined herein, and Subfranchisor agrees that the money contributed to the CNMAF shall be held and spent as a trust fund governed by fiduciary principles, and managed for the benefit of Franchisees throughout the Territory.

G. Records Of CNMAF Contributions. Subfranchisor agrees to maintain such records as shall be reasonably necessary to identify who has contributed to the CNMAF and to verify that each Franchisee required to contribute has made its proper contribution. For the sake of everyone who participates in and benefits from the CNMAF, Subfranchisor agrees to take reasonable steps to assure that all required CNMAF contributions are collected.

9. CONFERENCES. It is understood that GLOBAL reserves the right to hold periodic meetings and conferences for all CENTURY 21 subfranchisors, and Subfranchisor agrees to cause its principal officers and those of the Territorial Subfranchisors to attend such conferences at Subfranchisor’s (or Territorial Subfranchisors’, as the case may be), sole expense.

10. ASSIGNMENT.

A. Consent of GLOBAL. This Agreement is being entered into by GLOBAL in reliance upon and in consideration of the singular skill, qualifications and representations of the officers, directors, and Shareholders of Subfranchisor who will actively participate in the ownership and operation of the subfranchised business and operations. Therefore, neither this Agreement nor any of the rights or privileges granted hereunder shall be assigned (or the duties and obligations of Subfranchisor delegated), transferred, shared or divided by operation of law or otherwise in any manner, without the prior written consent of GLOBAL. Such consent shall not be unreasonably withheld, conditioned or delayed; however, Subfranchisor shall reimburse GLOBAL for all costs and expenses incurred in connection with any such assignment or proposed assignment, including reasonable costs not to exceed Two Thousand Five Hundred U.S. Dollars (U.S. $2,500.00) of investigating the proposed assignee, and attorney’s fees not to exceed Five Thousand U.S. Dollars (U.S. $5,000.00). A sale or transfer of stock totaling more than twenty-five percent (25%), or a series of sales or transfers of stock totaling (cumulatively) more than forty-nine (49%) of the stock of Subfranchisor or the stock of a corporate Shareholder of Subfranchisor shall be deemed an assignment of this Agreement. Notwithstanding the foregoing, GLOBAL hereby grants its consent to the assignment or transfer by Subfranchisor of its rights and obligations under this Agreement, upon notice to GLOBAL as specified in Subparagraph 22A of this Agreement, at no charge to Subfranchisor, of this Agreement to (i) a properly formed and capitalized corporation of which Subfranchisor or its majority owned subsidiary at all times owns at least fifty-one percent (51%) of the total equity (voting and non-voting) of any such assignee corporation or; (ii) a properly formed and capitalized entity at least fifty-one percent (51%) of the voting stock of which is owned by Subfranchisor and/or the Shareholders in the same percentages as the Shareholders of Subfranchisor. Subfranchisor shall take any and all actions as may be required by applicable Chinese laws and legal requirements of the Territory to assure the effectiveness of any assignment made hereunder as between Subfranchisor and GLOBAL and as against all third parties, including, without limitation, the Franchisees. Whether or not a sale or transfer of stock constitutes an “assignment” under this Agreement, Subfranchisor shall notify GLOBAL of the name, address and background of the transferee within fifteen (15) days after any such sale or transfer of the stock of Subfranchisor or the stock of a corporate Shareholder of Subfranchisor totaling (cumulatively) more than five percent (5%) of the stock thereof.

B. Conditions On Consent. Subject to Subparagraph 10A hereof, any actual or purported assignment or transfer by Subfranchisor of its rights or obligations under this Agreement without GLOBAL’s prior written consent shall be a default of a material obligation of this Agreement and shall be null and void. In reviewing any request for its consent to any proposed assignment or transfer, GLOBAL will consider in good faith among other things, the qualifications, apparent ability and credit standing of the proposed transferee. In addition and without limitation, GLOBAL shall be entitled to require as a condition precedent to the granting of its consent that:

(i) There shall be no existing material default in the performance or observance of any of Subfranchisor’s material obligations to any supplier or to GLOBAL or to any Franchisee; and

(ii) Subfranchisor, prior to or out of the proceeds of the proposed assignment or transfer, shall settle all outstanding accounts with GLOBAL and all other trade creditors of Subfranchisor, save and except those accounts that are subject to bona fide dispute; provided, however, that the amount of such claim shall be withheld from the proceeds and set aside in an escrow account pending resolution of the dispute; and

(iii) The proposed transferee and, if applicable, its shareholders shall have entered into a written assignment and guarantee in form reasonably prescribed by GLOBAL, assuming and agreeing to discharge all of Subfranchisor’s obligations under this Agreement; and

(iv) If required by GLOBAL, the individual who will be primarily responsible for the operation of the business and any other persons reasonably required by GLOBAL shall have satisfactorily completed, at his/her expense, GLOBAL’s training programs then in effect; and

(v) The proposed transferee shall have a Net Worth and Liquid Capital at least equal to the minimums required under Subparagraph 5M of this Agreement; and

(vi) Unless GLOBAL otherwise agrees in writing, any transfer of assets shall be effected in compliance with all applicable bulk sales legislation.

Notwithstanding the foregoing, the consent of GLOBAL to an assignment or transfer shall not be withheld solely because the proposed transfer involves a public offering. In addition, it shall not be deemed a breach of this Paragraph 10 if a “transfer” occurs by operation of law in the event of a death of a Shareholder; provided that any such transfer shall be voidable by GLOBAL unless and until GLOBAL consents to such transfer after a timely, good faith and diligent review of the qualifications of such transferee by operation of law upon the death of a Shareholder. In the event GLOBAL declines in good faith to approve such transfer upon death, GLOBAL shall cooperate with the transferee and Shareholder’s estate regarding the orderly transfer to a qualified transferee. With respect to any assignment or transfer under Paragraph 10, the citizenship or residency of the proposed assignee or transferee shall not be grounds for withholding by GLOBAL of its consent, unless the laws of the Territory shall preclude such assignee or transferee from owing and/or operating the subfranchise business.

11. RIGHT OF FIRST REFUSAL. If Subfranchisor shall desire to assign its rights under this Agreement, other than with respect to the pre-approved assignments set forth in Subparagraph 10 A above, it shall first serve upon GLOBAL a written notice setting forth all the terms and conditions of the proposed assignment and all available information concerning the proposed assignment and the proposed assignee. Within sixty (60) days after the receipt of such notice (or if GLOBAL requests additional information, within sixty (60) days after receipt of such additional information), GLOBAL may either consent to the assignment, deny its consent, giving the reasons therefor pursuant to Paragraph 10, or, at its option, accept the assignment to itself and acquire the subfranchise upon the terms and conditions specified in the notice. Consent to an assignment upon the specified terms and conditions shall not be deemed to be a consent to an assignment on any other terms and conditions, nor to any other persons, nor to any other or subsequent assignment. In the event of a proposed sale or transfer of any stock in Subfranchisor or the stock of a corporate

Shareholder of the Subfranchisor, GLOBAL may condition its approval of the assignment upon this right of first refusal being extended to apply to the proposed sale or transfer of stock when the total amount to be transferred exceeds twenty-five percent (25%) or when the cumulative total amount to be transferred when added to any previous transfer(s) of stock exceeds twenty-five percent (25%). This right of first refusal shall not apply with respect to transfers of the equity of Subfranchisor between the Shareholders only. Subfranchisor shall keep GLOBAL advised in writing of all proposed changes of its Shareholders or the shareholders of a corporate Shareholder of Subfranchisor. Subfranchisor shall be required to comply with all of the notice and diligence requirements of this Paragraph 11 with respect to any pre-approved assignment set forth in Subparagraph 10 A above.

12. OPTION TO PURCHASE. [INTENTIONALLY OMITTED]

13. BREACH OF THIS AGREEMENT.

A. Election To Terminate By GLOBAL. Upon any material breach by Subfranchisor of a material provision of this Agreement or any other agreement or document entered into or delivered pursuant to this Agreement, GLOBAL may, in addition to any other remedy herein granted or granted by law, elect to terminate this Agreement. If GLOBAL elects to terminate, it shall notify Subfranchisor as provided in Subparagraph 22A hereof, and upon the failure of Subfranchisor to cure the breach within thirty (30) calendar days of notice (or if such breach is not susceptible of cure within such thirty (30) days, then the cure period shall be extended for so long as reasonably necessary to afford Subfranchisor a fair opportunity to cure; provided, however, that Subfranchisor commences in good faith its efforts to cure such breach within twenty (20) days after notice and thereafter pursues such cure diligently at all times), this Agreement may be terminated without recourse to any legal formalities or court procedures.

B. Election To Terminate By Subfranchisor. Upon any material breach by GLOBAL of a material provision of this Agreement or any other agreement or document entered into or delivered pursuant to this Agreement, Subfranchisor may, in addition to any other remedy herein granted or granted by law, elect to terminate this Agreement. If Subfranchisor elects to terminate, it shall notify GLOBAL as provided in Subparagraph 22A, and upon the failure of GLOBAL to cure the breach within thirty (30) calendar days of notice (or if such breach is not susceptible of cure within such thirty (30) days, then the cure period shall be extended for so long as reasonably necessary to afford GLOBAL a fair opportunity to cure; provided, however, that GLOBAL commences in good faith its efforts to cure such breach within twenty (20) days after notice and thereafter pursues such cure diligently at all times), this Agreement may be terminated without recourse to any legal formalities or court procedures.

C. Specific Matters Constituting Breach By Subfranchisor. Notwithstanding the provisions of Subparagraph 13A, GLOBAL may elect to terminate this Agreement immediately upon notice, without recourse to any legal formalities or court procedures, upon the occurrence of any one of the following:

(i) any one or more of the events specified in Subparagraph 22F; or

(ii) a material breach by Subfranchisor for which GLOBAL has given Subfranchisor a prior notice of breach within the previous twelve (12) months; or

(iii) assignment of this Agreement or one or more sales of stock or new issues of stock in violation of Paragraph 10 of this Agreement; or

(iv) failure of Subfranchisor to provide GLOBAL with the right of first refusal, as required under Paragraph 11 hereof; or

(v) failure of Subfranchisor to timely pay the initial franchise fee in accordance with all of the requirements of Subparagraph 1A of this Agreement.

14. PROCEDURES AFTER TERMINATION.

A. For Any Reason. Upon termination (including expiration, assignment or transfer) of this Agreement for any reason:

(i) Subfranchisor shall within thirty (30) days eliminate the words “CENTURY 21” from its company name. GLOBAL is hereby irrevocably appointed as Subfranchisor’s attorney-in-fact to execute in Subfranchisor’s name and on Subfranchisor’s behalf all documents necessary to affect such name change. This appointment is coupled with an interest to do so; and

(ii) Subfranchisor shall immediately cease to use the CENTURY 21 System and Marks and Materials, deliver to GLOBAL all CENTURY 21 System publications, programs and Materials supplied or utilized pursuant to this Agreement, and permit GLOBAL to inspect the Subfranchisor’s premises in order to assure that Subfranchisor has complied with the terms of this Paragraph 14.

B. On Expiration Or For Breach By Subfranchisor. Upon expiration or upon termination of this Agreement for (uncured) breach by Subfranchisor, any and all CENTURY 21 Real Estate Franchise Agreements and/or Territorial Subfranchise Agreements entered into by Subfranchisor with Real Estate Brokers and/or Territorial Subfranchisors or others involving the use of the CENTURY 21 Marks shall, at the option of GLOBAL, within thirty (30) days after termination, be assigned to GLOBAL or its nominee, and the total gross receipts received by Subfranchisor from Franchisees and/or Territorial Subfranchisors from and after the date of said termination shall be paid over by Subfranchisor to GLOBAL or its nominee. GLOBAL is hereby irrevocably appointed as Subfranchisor’s attorney-in-fact to execute in Subfranchisor’s name and on its behalf all documents necessary to assign such CENTURY 21 Real Estate Franchise Agreements and Territorial Subfranchise Agreements to GLOBAL or its nominee. This appointment is coupled with an interest to do so.

C. For Breach By Subfranchisor. Upon termination of this Agreement for (uncured) breach by Subfranchisor, Subfranchisor shall pay to GLOBAL, within thirty (30) days of termination, liquidated damages, which both GLOBAL and Subfranchisor agree would be impracticable and/or extremely difficult to ascertain and/or calculate, and which represent a fair and reasonable estimate of foreseeable losses as a result of the termination, and which are not in any way intended as a penalty, in an amount determined as follows:

(a) the amount in U.S. Dollars equal to the average annual total of continuing quarterly service fees (or Minimum Service Fees, as the case may be) payable by Subfranchisor to GLOBAL (under Subparagraphs 4A and 4D of this Agreement) for the three calendar years immediately preceding the year in which the Agreement is terminated (“Termination Year”); then

(b) multiplied by 1.5; then

(c) multiplied by 5 or the number of calendar years, including the Termination Year, remaining in the initial or renewal term of the Agreement, whichever is less.

15. TRADE SECRETS AND COMPETITION. During the term of this Agreement and for a period of two (2) years after termination or expiration of this Agreement, Subfranchisor shall not engage in the sale and/or servicing of other real estate brokerage franchises. In addition, Subfranchisor acknowledges and agrees that knowledge of the operations and business of the CENTURY 21 System, a CENTURY 21 franchises, and the CENTURY 21 Materials and GLOBAL’s services and products disclosed to Subfranchisor by GLOBAL pursuant to this Agreement, including without limitation, during meetings, seminars, training classes, conferences, or in the Regional Operations Manual (or other Materials) and/or the Broker Policy and Procedure Manual from time to time, is proprietary, confidential and/or a trade secret of GLOBAL and/or CENTURY 21, as the case may be. Subfranchisor agrees that it will maintain the absolute confidentiality of all such information during and after the term of this Agreement and that Subfranchisor will not use such information in any other business or in any manner not specifically authorized or approved in writing by GLOBAL. Subfranchisor shall not divulge such information to its employees except to the extent necessary for the exercise of its rights or performance of its obligations under this Agreement, and subject to the same constraints as those placed upon the Subfranchisor by GLOBAL herein. Subfranchisor hereby agrees that if it shall develop any new concept(s), process(es), material(s) or improvement(s) in the operation or promotion of the CENTURY 21 System, it shall promptly notify GLOBAL and shall provide GLOBAL with all necessary information with respect thereto without compensation for same. Subfranchisor hereby acknowledges and agrees that all such concepts, processes, materials and improvements shall become the property of GLOBAL and/or CENTURY 21, as the case may be, and that GLOBAL and/or CENTURY 21, as the case may be, may itself utilize or disclose to other subfranchisors or licensees such information, and obtain trademark, copyright or patent registrations in its own name.

Subfranchisor shall obtain individual covenants substantially similar to those contained in this Paragraph 15 from its officers, directors and Shareholders; provided, however, that the prohibition on engaging in the sale of other real estate brokerage franchises shall apply only to Shareholders owning ten percent (10%) or more of Subfranchisor’s stock at any time during the term of this Agreement, and Subfranchisor shall have the sole obligation to exercise its best efforts to timely and fully enforce such covenants. This Paragraph 15 shall survive termination or expiration of this Agreement.

16. INSPECTION OF BOOKS AND RECORDS. Subfranchisor agrees to maintain, at its sole expense, a complete set of books and records at its principal place of business at all times, and provide GLOBAL with an audit of such books and records at least annually, certified by an independent accounting firm of recognized international standing. Subfranchisor shall allow GLOBAL to make inspections of Subfranchisor’s business, including, without limitation, its books and records, at any reasonable time during normal working hours, provided that an officer, manager or principal of Subfranchisor or a representative of Subfranchisor’s accounting firm shall be present at the commencement of any such audit. If any audit of Subfranchisor’s books and records discloses that GLOBAL has been underpaid by more than five percent (5%) during any twelve (12) month period, Subfranchisor agrees to reimburse GLOBAL for the reasonable cost of said audit, plus the amount of the deficiency and interest thereon at the rate of ten percent (10%) per annum. This Paragraph 16 survives termination or expiration of this Agreement for a period of three (3) years

17. DEFINITION OF STANDARDS.

A. The CENTURY 21 Standards. Any reference in this Agreement to the CENTURY 21 Standards, or to Appendix I as a standard to be met by Subfranchisor with respect to production, services or any other matter referred to herein in which the CENTURY 21 Standard or Appendix I are to be used as a standard of comparison, shall be binding upon Subfranchisor only for so long as GLOBAL shall be attempting to maintain the same or similar standards of production, services, and other matters throughout the areas in which GLOBAL (and/or CENTURY 21) affiliates and services franchises.

B. Territorial Conditions. The parties hereto understand and acknowledge that due to the differences between the laws, culture, language, business practices and market conditions of the United States and the Territory (hereinafter referred to as “Territorial Conditions”), the CENTURY 21 System delivered to Subfranchisor hereunder must be modified and adapted to conform to said Territorial Conditions. For example, the rights and obligations of Subfranchisor with respect to its Franchisees, to be set forth in a CENTURY 21 Real Estate Franchise Agreement, will be influenced by such Territorial Conditions. The parties hereto agree to discuss in good faith issues which arise as a result of said Territorial Conditions and take a reasonable approach in modifying the CENTURY 21 System to account for the Territorial Conditions; provided, however, that prior to the use by Subfranchisor or the Territorial Subfranchisors or its or their Franchisees of the CENTURY 21 System or Marks, as modified by or adapted to such Territorial Conditions, GLOBAL shall have the right to review and approve or disapprove, as appropriate, in writing such modifications and/or adaptations. Subfranchisor’s views on said Territorial Conditions will be given due consideration, and GLOBAL will not unreasonably disapprove or withhold its approval of modifications or adaptations suggested in good faith by Subfranchisor. GLOBAL acknowledges that prompt review of materials submitted for written approval is important to Subfranchisor’s operations, and will exercise its reasonable efforts to review submitted materials in a timely fashion.

C. Adaptations To Territorial Conditions. Adaptations or modifications to the CENTURY 21 System which are approved in writing by GLOBAL shall become the standard against which Subfranchisor’s performance hereunder will be measured. In addition, any innovation which GLOBAL has instituted with respect to GLOBAL’s or CENTURY 21’s Divisions or affiliates, or Subfranchisor, or Territorial Subfranchisors or other CENTURY 21 international subfranchisors, shall be similarly subject to adaptation and modification in accordance with Territorial Conditions, and shall become the standard of performance hereunder upon approval by GLOBAL as provided herein, it being understood and agreed; however, that no innovation or change shall be required if it conflicts with then-existing Territorial Conditions. Examples of all such approved modifications and adaptations to the CENTURY 21 System and Marks shall be retained by the parties hereto, and the most recent form thereof shall be binding in the event of a dispute concerning Subfranchisor’s performance hereunder.

18. CONTINGENCIES. This entire Agreement shall be subject to:

A. Permit To Franchise In The Territory. GLOBAL obtaining a permit or other applicable authority, if necessary, under the federal law or the law of any political subdivision of the United States or the Territory which is necessary for the grant of the rights under this Agreement.

B. Permit To Subfranchise In The Territory. Subfranchisor obtaining such licenses and/or permits, if any are necessary, to sell Territorial Subfranchises and/or real estate brokerage franchises, as the case may be, within the Territory. In the event that Subfranchisor has not obtained, or any Territorial Subfranchisor is unable to obtain, such necessary licenses and/or permits in a particular Geographic Area within the Territory within seven (7) months from the effective date of this Agreement or a Territorial Subfranchise Agreement, this Agreement shall, at the option of GLOBAL, terminate and be of no further force or effect as regards such Geographic Area, which termination shall have no effect on the initial franchise fee or the payment thereof by Subfranchisor.

19. TAXES. Subfranchisor shall be liable for payment of turnover, sales, value-added, consumption, and all similar taxes imposed by the government or other authorities in the Territory. Except as otherwise provided in Subparagraph 4D or this Paragraph 19, Subfranchisor shall make each payment to GLOBAL free and clear of, and without any deduction for, any such taxes. Subfranchisor shall withhold from payments to GLOBAL the amount required to be withheld (if any) under applicable tax laws and/or regulations in any province of the Territory, shall promptly effect payment to the appropriate tax authorities of the taxes so withheld, and shall transmit to GLOBAL official receipts or other evidence issued by such appropriate tax authorities sufficient to enable GLOBAL to support a claim for credit, in respect of any such taxes so withheld and paid, against United States income taxes. Subfranchisor shall fully and promptly cooperate with GLOBAL to provide such information and records as GLOBAL may request in connection with any application by GLOBAL to any taxing authority regarding obtaining tax credit for any withholding or other taxes paid by Subfranchisor on behalf of GLOBAL. Subfranchisor shall indemnify and hold GLOBAL and CENTURY 21 and their respective affiliates and their officers, directors and employees harmless from and against any claims or losses resulting from Subfranchisor’s failure to comply with such obligation under this Paragraph 19.

20. STAMP DUTY. Subfranchisor shall bear sole financial responsibility and shall pay when due any stamp duty or similar duty or fee which may be payable on the grant of this Agreement and/or the grant of any CENTURY 21 Real Estate Franchise Agreement or Territorial Subfranchise Agreement by Subfranchisor or any Territorial Subfranchisor within the Territory.

21. CONSTRUCTION.

A. Governing Law. This Agreement shall be construed under and governed by the laws of the State of New Jersey, U.S.A. except the New Jersey Franchise Practices Act. The applicability of United Nations Convention for the International Sales of Goods is expressly excluded.

B. Severability. If any provisions of this Agreement are or shall become in conflict with laws, ordinances or regulations of any governmental entity or body having jurisdiction over all or a substantial portion of the described Territory or this Agreement, said provisions shall automatically be deleted and the remaining terms and conditions of this Agreement shall remain in full force and effect; provided that, in the opinion of each party hereto, such deletions can be made without materially affecting the basic purposes and intentions of this Agreement and relationship between the parties hereto. If, in the opinion of either party hereto, such deletions cannot be made without materially affecting the basic agreement and/or relationship between the parties hereto, this Agreement may be terminated by either party hereto, and, in such event, the parties agree to negotiate in good faith to establish a new agreement which is not in conflict with such laws, ordinances or regulations.

C. Survival. All provisions of this Agreement which by their content and context are clearly intended by the parties to survive termination or expiration hereof, shall so survive and remain in full force and effect.

D. Monetary Medium Of Exchange. All monetary amounts referred to in this Agreement are in U.S. Dollars (“Dollars”), unless otherwise specifically stated to the contrary.

E. Waiver. No waiver of any breach of any condition or covenant herein shall constitute a waiver of any subsequent breach.

F. Amendment. Any modification or change in this Agreement must be in writing, signed by both parties hereto.

G. Counterparts. This Agreement may be executed in multiple copies/counterparts, each of which shall be deemed an original, and all of which together shall constitute one single instrument.

22. MISCELLANEOUS.

A. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, or sent by telex, telecopier or other telegraphic communications equipment of the sending party, as follows:

To:	GLOBAL	To:	Subfranchisor
	Cendant Global Services B.V.		IFM Company, Ltd.
	Premier Trust N.V.		305/333 Sylvan Avenue
	Officia, 2nd Floor		Englewood Cliffs, N.J. U.S.A. 07632
	1083 H.J. Amsterdam		Fax No.: 201-568-8683
	P.O. Box 71744		E-Mail: harrylu@c21.com.cn
1008 De Amsterdam
The Netherlands
Fax No.: 31-20-642-7675

with copy to:
Century 21 Real Estate Corporation
Attention: Legal Department
6 Sylvan Way
Parsippany, NJ 07054
Fax: (973)496-5331

All notices and other communications given to either party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, or on the date confirmed received if sent by telex, telecopier or other telegraphic communications equipment of the sender, in each case delivered, (properly addressed) to such party as provided in this Subparagraph 22A or in accordance with the latest unrevised direction from such party given in accordance with this Subparagraph 22A.

B. Successors and Assigns. This Agreement is binding on and shall inure to the benefit of the parties hereto, their heirs, successors and permitted assigns. GLOBAL reserves the right to assign, pledge, hypothecate or transfer this Agreement after providing Subfranchisor thirty (30) days advance notice of its intent to assign, and provided that such assignment, pledge, hypothecation or transfer shall not materially affect the rights and privileges granted to Subfranchisor herein nor materially interfere, detract or conflict with Subfranchisor’s business operations.

C. Event of War. If war is declared by the government of the Territory or armed hostilities or other extraordinary national or international political events exist which materially and adversely affect the operation of the Subfranchisor’s business hereunder or render all or a substantial part of the Territory uninhabitable or unsafe for travel:

(i) so long as all sums payable to GLOBAL pursuant to this Agreement are paid as and when they come due, this Agreement shall continue in full force and effect;

(ii) if as a result of such war or armed hostilities any sum due GLOBAL hereunder is not paid when due, either party (the “suspending party”) may, upon giving the other party at least ninety (90) days written notice, suspend performance of its obligations hereunder until such war, armed hostilities or other extraordinary national or international political events have ceased; provided, however, that Subfranchisor shall remain liable for the amount of any payments owing in respect of activities under this Agreement or the CENTURY 21 Real Estate Franchise Agreements occurring prior to the date on which suspension takes effect and/or which it owed or failed to make prior to the date on which suspension takes effect; and

(iii) within ninety (90) days after such war or armed hostilities or other extraordinary national or international political events have ceased, the suspending party shall give the other party notice of its intention to either resume performance of its obligations hereunder or terminate this Agreement, whereupon the suspending party shall resume its performance of this Agreement, or this Agreement shall terminate. During the suspension period, Subfranchisor shall discontinue use and display of the CENTURY 21 Marks by itself and shall use diligent efforts to assure that the Franchisees discontinue use and display of the Marks.

D. Force Majeure. Neither GLOBAL nor Subfranchisor shall be liable for loss or damage or deemed to be in breach of this Agreement if its failure to perform its obligations results from:

(i) windstorms, rains, floods, earthquakes, typhoons, mudslides or other similar natural causes;

(ii) fires, strikes, embargoes or riots;

(iii) legal restrictions; or

(iv) any other similar event or cause beyond the control of the party affected. Any delay resulting from any of such causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that no such cause other than a governmental or judicial order shall excuse payment of amounts owed at the time of such occurrence or payment to GLOBAL of quarterly service fees and other amounts due to GLOBAL subsequent to such occurrence.

E. U.S. Government Regulations.

(i) Subfranchisor shall not, without the prior written consent of GLOBAL, disclose, sublicense or sell any of the information or rights it receives from GLOBAL under this Agreement to any person, or any government agency of any nation, if such disclosure, sublicense or sale would be regarded by any governmental agency or department of the U.S. as a breach of the Foreign Assets Control Regulations, 31 C.F.R. Section 500 et seq. (1995), or the Transaction Control Regulations, 31 C.F.R. Section 505 et seq. (1995). Subfrachisor shall obtain a similar commitment from each of its Territorial Subfrachisors and its or their Franchisees.

(ii) Subfranchisor shall refrain from making any payments to third parties which would cause GLOBAL to be in violation of the U.S. Foreign Corrupt Practices Act, 15 U.S.C. Sections 78dd-1, 78dd-2 (1996).

F. Insolvency of Subfranchisor. No corporation, firm or person other than Subfranchisor shall have or acquire any right or rights granted to Subfranchisor hereunder by virtue of any bankruptcy, insolvency or assignment for the benefit of creditors or reorganization proceedings, or any receivership or other legal process, either under attachment, execution or otherwise, or in any manner whatsoever arising out of any proceeding or suit in law or in equity. In the event of any such proceeding being had or taken by or against Subfranchisor, or any assignee or successor in interest of Subfranchisor, or against any interest of Subfranchisor in this Agreement, or in the event of any proceeding(s) by or against Subfranchisor, or any assignee or successor in interest of Subfranchisor, under any provision(s) of the law, including applicable bankruptcy or insolvency law, or for the involuntary winding up of Subfranchisor or any assignee or successor in interest of Subfranchisor, without such proceedings being dismissed or such levies released within thirty (30) days therefrom, GLOBAL shall have the option of terminating this Agreement immediately. In the event of any proceedings to wind up or dissolve Subfranchisor or any corporate assignee or successor in interest of Subfranchisor, GLOBAL shall have the option of terminating this Agreement immediately.

G. Informal Dispute Resolution. Prior to filing any arbitration proceeding pursuant to Subparagraph 22H the party intending to file such a proceeding shall be required to notify the other party in writing of the existence and the nature of any dispute. GLOBAL and Subfranchisor each agrees that within fifteen (15) business days of the other party’s receipt of such notice, the Chief Executive Officer or other senior executive officer of both GLOBAL and Subfranchisor shall meet in New York, New York, or by video conference, in order to attempt to resolve the dispute amicably. If such informal dispute resolution attempts prove to be unsuccessful, the notifying party may initiate an arbitration proceeding as described in Subparagraph 22 H.

H. Arbitration. All controversies, disputes or claims arising out of, in connection with, or with respect to this Agreement or the breach, termination or validity thereof (“Dispute”), which are not resolved within fifteen (15) days after either party shall notify the other in writing of such Dispute, shall be submitted for arbitration to the New York, New York office of the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules then in effect, except as modified herein. The arbitration proceeding shall be conducted and the award shall be rendered in the English language in New York, New York, U.S.A.

(i) There shall be three arbitrators, of whom GLOBAL shall appoint one and Subfranchisor shall appoint one within twenty (20) days of the receipt by the respondent of the demand for arbitration. The two arbitrators so appointed shall select the chair of the arbitral tribunal within twenty (20) days of the appointment of the second arbitrator. If such arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen (15) years of experience, and an experienced arbitrator. The arbitral tribunal shall be required to follow the law of the state designated by the parties herein. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The arbitrators shall have the right to award or include in the award any relief which is provided for by law or in this Agreement, including without limitation, money damages (with interest on unpaid amounts from date due), specific performance and injunctive relief. The arbitrators shall issue a written opinion explaining the reasons for the decision and award. The award of the arbitrators shall be conclusive and binding upon all parties hereto and judgment upon the award may be entered in any court of competent jurisdiction. The parties acknowledge and agree that any arbitration award may be enforced against either or both or them in a court of competent jurisdiction and each waives any right to contest the validity or enforceability of such award. The parties further agree to be bound by the provisions of any statute of limitations which would be otherwise applicable to the Dispute.

(ii) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of an appropriate U.S. federal court, the arbitral tribunal shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by an appropriate U.S. federal court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. Without limiting the foregoing, the parties shall be entitled in any such arbitration proceeding to the entry of an order by a court of competent jurisdiction pursuant to a final award of the arbitrators for specific performance of any of the requirements of this Agreement. This provision shall continue in full force and effect subsequent to and notwithstanding expiration or termination of this Agreement.

I. Attorneys’ Fees. Should either party incur attorneys’ fees in order to enforce the terms and conditions of this Agreement, including post-term covenants, whether or not an arbitration or other legal action or proceeding is instituted, the party not in default shall be entitled to reimbursement of such attorneys’ fees and costs, as may be determined by the arbitrator, in addition to any other remedies either party may have at law or in equity. Should any arbitration or other legal action or proceeding be instituted, including enforcement of an arbitral award, the prevailing party shall be entitled to recover all costs of such arbitration or other proceeding, including such reasonable attorneys’ fees as may be awarded by the arbitral and/or judicial tribunal, as the case may be.

J. Integration.

(i) Except as expressly provided in Subsubparagraph 22J (ii) hereof, this Agreement contains all agreements, understandings, conditions, warranties and representations of any kind, oral or written, between the parties hereto, and constitutes the entire and final agreement between them with respect to the subject matter addressed herein. Accordingly, all prior and contemporaneous agreements, understandings, conditions, warranties and representations of any kind, oral or written, are hereby superseded and canceled by this Agreement, except as to any monies due and unpaid between the parties to this Agreement at the time of the execution hereof. There are no implied agreements, understandings, conditions, warranties or representations of any kind. No officer, employee or agent of GLOBAL or CENTURY 21 has any authority to make any representation or promise not contained in this Agreement.

(ii) Notwithstanding the provisions of Subsubparagraph 22J (i) hereof, this Agreement shall not supersede or cancel the information and representations submitted by Subfranchisor to GLOBAL and/or CENTURY 21 in Subfranchisor’s application for the grant of the rights under this Agreement, including, but not limited to, financial statements and references which accompanied Subfranchisor’s application.

K. Arms-length Transaction.

(i) The parties hereto acknowledge and agree that:

(a) neither the Federal Trade Commission Rule, nor the New Jersey Franchise Practices Act, nor any similar federal or state law is applicable to this transaction because it is exempt as a foreign transaction; and

(b) Subfranchisor has at all times intended to conduct all of its business and activities under this Agreement as a foreign corporation outside the United States and that no UFOC or similar disclosure document was requested by Subfranchisor or deemed applicable to this transaction by either party; and

(c) any UFOC, if delivered, was solely for purpose of providing general information regarding CENTURY 21, the CENTURY 21 System and GLOBAL to the Subfranchisor.

(ii) Subfranchisor acknowledges that it and the Shareholders have conducted an independent investigation of the real estate brokerage office subfranchising business to be operated hereunder in the Territory, recognize that the business contemplated by this Agreement involves business risks, and that they have not received from GLOBAL or CENTURY 21 or any other person or entity on behalf of GLOBAL or CENTURY 21 any representation, warranty or guarantee, express or implied, as to the potential volume, profits or success of the business contemplated by this Agreement.

(iii) Subfranchisor (and the Shareholders) acknowledge that they have received, have had ample time to read and have read this Agreement and fully understand its provisions. Subfranchisor (and the Shareholders) further acknowledge that they have had an adequate opportunity to be advised by legal, accounting and other advisors of their own choosing regarding all pertinent aspects of this Agreement and the franchise relationship created hereby.

L. Consent by GLOBAL. Whenever in this Agreement the consent of GLOBAL is required to be given, GLOBAL agrees to review such matter in good faith and to provide its consent or denial without undue delay or condition. Items required to be submitted to GLOBAL for review and approval shall be deemed to be approved thirty (30) days after receipt by GLOBAL in the absence of receipt by the submitting party of GLOBAL’s specific objection to the same.

M. Further Assurances. The parties agree to provide such further assurances and to take such further actions and to execute such additional documents or amendment to this Agreement which are deemed by a party to be reasonably necessary to fulfill the purposes of this Agreement and the intentions of the parties.

N. Confidentiality. GLOBAL and Subfranchisor acknowledge that any information regarding this Agreement and the provisions hereof and transactions contemplated herein is confidential and shall not be disclosed or published, without the prior written consent of the other party to any third party without a legitimate need or right to know the information, or unless otherwise required by law.

IN WITNESS WHEREOF, the parties have executed this Agreement by their respective authorized representatives effective the date first above written.

Subfranchisor:		GLOBAL:
IFM Company, Ltd.		Cendant Global Services B.V.

By:	/s/ Donald Zhang	By:	/s/ Walter A. Cheek
Name:	Donald Zhang	Name:	Walter A. Cheek
Title:	Director	Title:	President
Place:	Toronto, Canada	Place:	Phoenix, Arizona

42